Exhibit 2.2

Execution version

Scheme Implementation Agreement

Dated

PAR Technology Corporation (“Bidder”)

TASK Group Holdings Limited (ACN 605 696 820) (“Target”)

King & Wood Mallesons
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney  NSW  2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.kwm.com

Scheme Implementation Agreement
Contents

Details		1
General terms		2
1	Definitions and interpretation	2
1.1	Definitions	2
1.2	General interpretation	14
2	Agreement to propose and implement Scheme	15
2.1	Target to propose Scheme	15
2.2	Nomination of acquirer Subsidiary	15
2.3	Agreement to implement Scheme	15
3	Conditions Precedent	15
3.1	Conditions Precedent	15
3.2	Reasonable endeavours	19
3.3	Regulatory matters	19
3.4	Waiver of Conditions Precedent	20
3.5	Notices in relation to Conditions Precedent	21
3.6	Deferral of Second Court Date	21
3.7	Consultation on failure of Condition Precedent	21
3.8	Failure to agree	22
3.9	Exception	22
4	Transaction steps	22
4.1	Scheme	22
4.2	Scheme Consideration	23
4.3	Scheme Consideration election mechanism	23
4.4	Provision of election updates and Target Share information	23
4.5	Employee incentives	23
4.6	New Bidder Shares to rank equally	24
4.7	No amendment to the Scheme without consent	24
4.8	Securities Act Exemption	24
4.9	Australian Tax rollover	25
5	Implementation	25
5.1	General obligations	25
5.2	Target’s obligations	25
5.3	Bidder’s obligations	29
5.4	Scheme Booklet responsibility statement	30
5.5	Disagreement on content of Scheme Booklet	30
5.6	Verification	31
5.7	Conduct of Court proceeding	31
5.8	Appeal process	31
5.9	No partnership or joint venture	31
6	Target Board recommendation	31
6.1	Recommendation	31
6.2	No withdrawal or change	31

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6.3	Withdrawal or change of recommendation	32
7	Directors and employees	32
7.1	Release of Target and Target directors and officers	32
7.2	Benefit for Target Indemnified Parties	32
7.3	Release of Bidder and Bidder directors and officers	32
7.4	Benefit for Bidder Indemnified Parties	33
7.5	Appointment/retirement of Target directors	33
7.6	Target Group insurance	33
7.7	Period of undertaking	34
7.8	Benefit of undertaking for Target Group	34
8	Conduct of business	34
8.1	Overview	34
8.2	Target specific obligations	34
8.3	Target prohibited actions	35
8.4	Exceptions to conduct of business provisions	37
8.5	Bidder specific obligations	37
8.6	Access to people and Target Information	38
8.7	Change of control	38
9	Exclusivity	39
9.1	Termination of existing discussions	39
9.2	No-shop	39
9.3	No-talk	39
9.4	No due diligence	40
9.5	Exceptions	40
9.6	Further exceptions	40
9.7	Notice of approach and information	40
9.8	Matching right	41
9.9	Bidder counterproposal	42
9.10	Target Board determination	42
9.11	Compliance with law	42
9.12	Legal advice	43
10	Break Fee	43
10.1	Background	43
10.2	Payment by Target to Bidder	43
10.3	No amount payable if Scheme becomes Effective	43
10.4	Timing of payment	44
10.5	Nature of payment	44
10.6	Reduction in amount payable	44
10.7	Compliance with law	44
10.8	Break Fee payable once	45
11	Reverse Break Fee	45
11.1	Background	45
11.2	Payment by Bidder to Target	45
11.3	No amount payable if Scheme becomes Effective	45
11.4	Timing of payment	46
11.5	Nature of payment	46
11.6	Reduction in amount payable	46
11.7	Compliance with law	46
11.8	Reverse Break Fee payable once	47

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12	Representations and warranties	47
12.1	Target’s representations and warranties	47
12.2	Target's indemnity	49
12.3	Bidder’s representations and warranties	49
12.4	Bidder’s indemnity	51
13	Termination	52
13.1	Termination events	52
13.2	Termination	52
13.3	Effect of Termination	52
13.4	Damages	53
14	Public announcements	53
14.1	Public announcement of Scheme	53
14.2	Required disclosure	53
14.3	Other announcements	53
15	Confidential Information	53
15.1	Confidentiality Agreement	53
15.2	Survival of obligations	53
15.3	US Securities Law acknowledgement	53
16	Notices and other communications	54
16.1	Form	54
16.2	Delivery	54
16.3	When effective	54
16.4	When taken to be received	54
16.5	Receipt outside business hours	54
17	GST	55
17.1	Definitions and interpretation	55
17.2	GST exclusive	55
17.3	Payment of GST	55
17.4	Adjustment events	55
17.5	Reimbursements	55
18	Costs	55
18.1	Costs	55
18.2	Stamp duty and registration fees	55
18.3	Withholding tax	56
19	General	57
19.1	Variation and waiver	57
19.2	Consents, approvals or waivers	57
19.3	Discretion in exercising rights	57
19.4	Partial exercising of rights	57
19.5	Conflict of interest	57
19.6	Remedies cumulative	58
19.7	Indemnities and reimbursement obligations	58
19.8	Inconsistent law	58
19.9	Supervening law	58
19.10	Counterparts	58
19.11	Entire agreement	58

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19.12	Further steps	58
19.13	No liability for loss	58
19.14	Severability	58
19.15	Rules of construction	59
19.16	Assignment	59
19.17	Enforceability	59
19.18	Specific Performance	59
19.19	No representation or reliance	59
20	Governing law	59
20.1	Governing law and jurisdiction	59
20.2	Serving documents	60
Schedule 1	Timetable (clause 5.1)	61
Signing pages		62
Annexure A	Scheme of Arrangement	64
Annexure B	Deed Poll	0

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Scheme Implementation Agreement
Details

Parties	Bidder and Target
Bidder	Name	PAR Technology Corporation
	Formed in	State of Delaware, United States
	Address	8383 Seneca Turnpike, New Hartford, New York 13413
	Email	bryan_menar@partech.com
	Attention	Bryan Menar
	Copy to: Address	Clayton Utz Level 28, Riparian Plaza 71 Eagle Street Brisbane QLD 4000 Australia
	Email	ahay@claytonutz.com; cbarrett@claytonutz.com
	Attention	Andrew Hay, Partner
Target	Name	TASK Group Holdings Limited
	ACN	605 696 820
	Address	Suite 16, 90 Mona Vale Road, Mona Vale NSW 2103 Australia
	Email	daniel@tasksoftware.com
	Attention	Daniel Houden
	Copy to:	King & Wood Mallesons
	Address	Level 61, Governor Phillip Tower 1 Farrer Place, Sydney NSW 2000 Australia
	Email	anthony.boogert@au.kwm.com
	Attention	Anthony Boogert, Partner
Governing law	New South Wales
Recitals	A Target and Bidder have agreed to undertake a merger by means of a members’ scheme of arrangement under Part 5.1 of the Corporations Act.
B At the request of Bidder, Target intends to propose the Scheme and issue the Scheme Booklet.
C Target and Bidder have agreed to implement the Scheme on the terms and conditions of this document.

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Scheme Implementation Agreement
General terms

1	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears, these meanings apply:

ACCC means the Australian Competition and Consumer Commission.

ASIC means the Australian Securities & Investments Commission.

Associate has the meaning set out in section 12 of the Corporations Act, as if section 12(1) of the Corporations Act included a reference to this document.

ASX means ASX Limited, or the market operated by it, as the context requires.

ATO means the Australian Taxation Office.

Authorised Officer means a director or secretary of a party, or any other person nominated by a party to act as an Authorised Officer for the purposes of this document.

Bidder Board means the board of directors of Bidder.

Bidder Data Room means the virtual data room of Bidder hosted by SS&C Intralinks in connection with the Scheme.

Bidder Disclosure Letter means Bidder's executed disclosure letter given to  Target by the date of this document.

Bidder Due Diligence Information means:

(a)	the contents of the Bidder Data Room (including all written responses to requests for information), as at 5.00pm on 7 March 2024 (or another date and time agreed by Target and Bidder in writing); and

(b)	the Bidder Disclosure Letter.

Bidder Group means Bidder and its Subsidiaries.

Bidder Indemnified Parties means Bidder, its officers, employees and advisers, its Related Bodies Corporate and the officers, employees and advisers of each of its Related Bodies Corporate.

Bidder Information means the information regarding Bidder as is provided by the Bidder to the Target in writing for inclusion in the Scheme Booklet, being information regarding the Bidder required to be included in the Scheme Booklet under the Corporations Act, Corporations Regulations or ASIC Regulatory Guide 60.  Bidder Information does not include information about the Target Group (except to the extent it relates to any statement of intention relating to the Target Group following the Effective Date), information in the Independent Expert's Report or any description of the taxation effect of the Scheme on Scheme Participants.

Bidder Material Adverse Effect means any event, matter or circumstance which has, or would be reasonably likely to have, either individually or when aggregated with any other events, matters or circumstances a material adverse effect on the assets and liabilities (taken as a whole), financial condition, business or results of operations of the Bidder Group (taken as a whole) but does not include events, matters or circumstances to the extent resulting from or arising out of:

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(a)	any matter Disclosed;

(b)
any matter, event or circumstance arising from changes in general economic or political conditions, the securities market in general or law, other than where such matters have a disproportionately adverse impact on the Bidder Group as compared to other comparable participants in the markets in which the Bidder Group operates;

(c)	any change in law, taxation, interest rates or general economic conditions which impact on Target and Bidder in a similar manner;

(d)	any change in generally accepted accounting principles or the interpretation of them;

(e)	any change occurring directly or indirectly as a result of any matter, event or circumstance expressly required by this document, the Scheme or the transaction contemplated by them;

(f)
arising out of any act of terrorism, outbreak or escalation of war (whether or not declared) or major hostilities, an act of God, lightning, storm, flood, fire, earthquake or explosion, cyclone, tidal wave, landslide, other natural disaster or adverse weather conditions or the like; or

(g)	any change occurring with the written consent of Target.

Bidder Nominee has the meaning given in clause 2.2.

Bidder Prescribed Event means, except to the extent contemplated by this document or the Scheme, any of the following events:

(a)	(conversion) Bidder converts all or any of its shares of capital stock into a larger or smaller number of shares;

(b)
(reduction of share capital) Bidder resolves to reduce its share capital in any way or resolves to reclassify, combine, split, buy-back, redeem or repurchase directly or indirectly any of its shares, other than repurchases or redemptions of incentive equity or otherwise in the ordinary course of its business;

(c)	(distribution) Bidder makes or declares, or announces an intention to make or declare, any distribution (whether in cash or in specie);

(d)	(issuing or granting shares or options) any member of the Bidder Group:

(i)	issues Bidder Shares or securities convertible into Bidder Shares;

(ii)	grants an option over Bidder Shares; or

(iii)	agrees to make such an issue or grant such an option,

in each case to a person outside the Bidder Group, other than:

(iv)	in connection with any actual or proposed acquisition by the Bidder Group of any business or assets;

(v)	the issuance of equity incentive grants to employees, service providers and consultants in the ordinary course of business;

(vi)	the issuance of Bidder Shares that would not, individually, exceed 20% of the issued and outstanding Bidder Shares as of the time of issuance;

(vii)	in connection with the financing of the transactions contemplated by this Scheme; or

(viii)	on arms’ length terms (including any public offering or private placement negotiated with an unaffiliated third party reflecting a market discount),

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provided that if any action is proposed to be taken pursuant to paragraphs (iv), (vi), (vii) or (viii) above which requires the consent or approval of common equityholders of the Bidder and such action otherwise constitutes a Bidder Prescribed Event, such action may not be taken without the prior written consent of Target (which approval will not be unreasonably withheld, delayed or conditioned);

(e)
(securities or other instruments) any member of the Bidder Group issues or agrees to issue debt securities or other debt instruments convertible into Bidder Shares in each case to a person outside the Bidder Group, other than:

(i)	the issuance of securities that would not, individually, exceed 20% of the issued and outstanding Bidder Shares as of the time of issuance;

(ii)	in connection with the financing of the transactions contemplated by this Scheme; or

(iii)	on arms’ length terms (including any public offering or private placement negotiated with an unaffiliated third party reflecting a market discount),

provided that if any action is proposed to be taken pursuant to paragraphs (i), (ii) or  (iii) above which requires the consent or approval of common equityholders of the Bidder and such action otherwise constitutes a Bidder Prescribed Event, such action may not be taken without the prior written consent of Target (which approval will not be unreasonably withheld, delayed or conditioned);

(f)
(charter) Bidder adopts a new charter or modifies or repeals its charter or a provision of it other than any amendment that does not adversely affect the terms of the New Bidder Shares (for the avoidance of doubt, any amendment or modification in connection with, or to reflect the terms of, any equity issuance permitted by paragraphs (d) and (e) shall not be an amendment that adversely affects the terms of the New Bidder Shares);

(g)
(merger) Bidder merges or consolidates with any other person, or restructures, reorganises or completely or partially liquidates or dissolves itself, in any such case, if that change has a material adverse effect on the terms of the New Bidder Shares; or

(h)	(Insolvency) Bidder or any of its material Subsidiaries becomes Insolvent,

provided that a Bidder Prescribed Event listed in items (a) to (h) will not occur:

(i)	where the event was Disclosed;

(j)	where the event is required by law, regulation, changes in generally accepted accounting principles, or by an order of a court or Regulatory Authority; or

(k)	where Target has requested or approved in writing the proposed event (which approval will not be unreasonably withheld, delayed or conditioned).

Bidder Representations and Warranties means the representations and warranties of Bidder set out in clause 12.3.

Bidder Share means a share of common stock, par value $0.02 per share, in the capital of Bidder.

Break Fee means A$1,300,000.

Business Day means a business day as defined in the Listing Rules of ASX.

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Cash means cash (whether in hand or credited to any account of Target or any member of the Target Group) with any financial institution or organisation or company deposits and cash equivalents of Target or any member of the Target Group, on a consolidated basis including cheques received by, honoured and made payable to Target or any member of the Target Group prior to the implementation of the Scheme, but excluding:

(a)	any cash and cash equivalents held by Target or any member of the Target Group in escrow or trust for any other person; and

(b)
restricted cash, that is cash reserved for a specific purpose and therefore not readily available for immediate or general business (including restricted cash for bank guarantees, funds deposited with vendors/suppliers, utility companies, and cash deposited under protest).

Class Ruling means a binding public ruling issued by the Commissioner of Taxation pursuant to Division 358 of Schedule 1 to the TAA and as described in the class ruling CR 2001/1

Code means the United States Internal Revenue Code of 1986, as amended.

Competing Transaction means a proposal, transaction or arrangement (whether by way of takeover bid, members' or creditors' scheme of arrangement, reverse takeover, shareholder approved acquisition, capital reduction, buy-back, sale, lease or purchase of shares, other securities or assets, issue of securities, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, and debt for equity arrangement, reorganisation, recapitalisation, refinancing or otherwise) which, if completed, would mean a person (other than Bidder or its Subsidiaries) whether alone or together with its Associates would:

(a)
directly or indirectly, acquire an interest or Relevant Interest in or become the holder of, or otherwise acquire or have a legal, beneficial or economic interest in (including an economic interest by way of one or more derivative contracts, an economic swap, contract for difference or similar transaction or arrangement), or acquire control of, 20% or more of the Target Shares (other than as custodian, nominee or bare trustee);

(b)	acquire control of Target, within the meaning of section 50AA of the Corporations Act;

(c)
directly or indirectly acquire, obtain a right to acquire, or otherwise obtain a legal, beneficial or economic interest in, or control of, all or a substantial part or a material part of the assets of or business conducted by the Target Group;

(d)	otherwise acquire, amalgamate or merge (including by a reverse takeover bid or dual listed company structure) with Target; or

(e)	require Target to abandon, or otherwise fail to proceed with, the Scheme.

Conditions Precedent means the conditions precedent set out in clause 3.1.

Confidentiality Agreement means the Confidentiality Agreement between the parties dated 11 January 2024.

Controller has the meaning it has in the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Regulations means the Corporations Regulations 2001 (Cth).

Costs includes costs, charges and expenses, including those incurred in connection with advisers and any legal costs on a full indemnity basis.

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Court means the Supreme Court of New South Wales, or such other court of competent jurisdiction under the Corporations Act agreed by the parties.

Deed Poll means a deed poll substantially in the form of Annexure B to this document (with such changes as the parties, acting reasonably and in good faith, agree are reasonably necessary to reflect any nomination of an acquirer Subsidiary by the Bidder under clause 2.2).

Details means the section of this document headed “Details”.

Disclosed means fairly disclosed with sufficient detail and context as to enable a sophisticated investor entering into a transaction of the nature contemplated by this document to understand the nature and scope of the relevant matter, event or circumstance:

(a)	in the Target Due Diligence Information or the Bidder Due Diligence Information (as applicable);

(b)	in the case of Target, in any announcement made by Target on ASX in the 6 months prior to the date of this document (other than any forward looking, projected or hypothetical information); or

(c)
in the case of Bidder, in Bidder’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC and in any statement, prospectus, report, schedule or another form filed thereafter with the SEC by Bidder pursuant to the Securities Act or the Exchange Act 2 Business Days prior to the date of this document (other than any forward looking, projected or hypothetical information).

Effective, when used in relation to the Scheme, means the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which the Scheme becomes Effective.

Election Form has the meaning given in the Scheme.

Election Date has the meaning given in the Scheme.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA or any agreement to create any of them or allow them to exist.

End Date means 5.00pm on 31 August 2024 or such other date as is agreed by Bidder and Target in writing.

Exchange Act means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Exclusivity Period means the period from and including the date of this document to the earlier of:

(a)	the termination of this document in accordance with its terms; and

(b)	the End Date.

FIRB means the Australian Foreign Investment Review Board.

FIRB Act means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

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First Court Date means the first day on which an application made to the Court, in accordance with clause 5.2(h), for orders under section 411(1) of the Corporations Act convening the Scheme Meeting is heard.

GST means goods and services tax as defined in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Headcount Test means the requirement under section 411(4)(a)(ii)(A) of the Corporations Act that the resolution to approve the Scheme at the Scheme Meeting is passed by a majority in number of Target Shareholders present and voting, either in person or proxy.

Implementation Date means the 5th Business Day following the Record Date.

Incoming Directors means each person notified by Bidder to Target in writing no later than 5 Business Days before the Implementation Date.

Independent Expert means the independent expert appointed by Target under clause 5.2(c).

Independent Expert’s Report means the report from the Independent Expert for inclusion in the Scheme Booklet, including any update or supplementary report, stating whether in the Independent Expert’s opinion the Scheme is in the best interests of Target Shareholders.

A person is Insolvent if:

(a)	if the person is incorporated, registered or otherwise subject to the insolvency laws of Australia:

(i)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(ii)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to any part of its property;

(iii)
it is subject to any arrangement (including a deed of company arrangement or scheme of arrangement), assignment, moratorium, compromise or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this document);

(iv)
an application or order has been made (and in the case of an application which is disputed by the person, it is not stayed, withdrawn or dismissed within 14 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of the things described in any of the above paragraphs;

(v)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;

(vi)
it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this document reasonably deduces it is so subject); or

(vii)	it is otherwise unable to pay its debts when they fall due; or

(b)
if the person is incorporated, registered or otherwise subject to the insolvency laws of a jurisdiction outside Australia, something having a substantially similar effect to any of the things described in the above paragraphs happens in connection with that person under the law of any jurisdiction.

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Intellectual Property means:

(a)
trademarks, service marks, brand names, internet domain names, internet and social media usernames, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application;

(b)	inventions, discoveries and ideas, whether patentable or not, in any jurisdiction;

(c)
patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction;

(d)
non-public information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person;

(e)	writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction;

(f)	rights of publicity, likeness rights, or other similar personality rights;

(g)	registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and

(h)	any similar intellectual property or proprietary rights in any jurisdiction.

Listing Rules means:

(a)	in respect of Bidder, the rules and regulations applicable to companies listed on the NYSE that are contained in its Listed Company Manual; and

(b)	in respect of Target, the Listing Rules of ASX and any other applicable rules of ASX modified to the extent of any applicable express written waiver by ASX.

Losses means all claims, demands, damages, losses, costs, expenses and liabilities.

Material Contract means:

(a)
in relation to a contract or commitment (or series of related contracts or commitments) requiring payments by the Target Group, a contract or commitment requiring annual payments in excess of A$500,000 (excluding GST) and excludes an employment agreement entered into by the Target Group; or

(b)
in relation to a contract or commitment (or series of related contracts or commitments) projecting revenue for the Target Group, a contract or commitment (or series of related contracts or commitments) that generates or is projected or expected to generate annual gross revenue in excess of A$500,000 (excluding GST).

New Bidder Shares means the Bidder Shares to be issued to Scheme Participants under the Scheme.

NYSE means the New York Stock Exchange.

OIO means the New Zealand Overseas Investment Office.

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Outgoing Directors means all directors on the Target Board and the board of each other Target Group member, other than any Incoming Directors.

Permitted Target ESS Issuances means up to 1,614,934 Target Restricted Share Units which may be issued to such persons as the Target Board determines.

PPSA means the Personal Property Securities Act 2009 (Cth).

Record Date means 5.00pm on the 2nd Business Day following the Effective Date or such other date as Target and Bidder agree.

Register means the share register of Target and Registry has a corresponding meaning.

Regulator’s Draft means the draft of the Scheme Booklet in a form acceptable to both parties which is provided to ASIC for approval pursuant to section 411(2) of the Corporations Act.

Regulatory Approval means any approval of a Regulatory Authority to the Scheme or any aspect of it which Bidder and Target, each acting reasonably, agree in writing is necessary or desirable to implement the Scheme.

Regulatory Authority includes:

(a)	ASX, ACCC, ASIC, the Takeovers Panel, FIRB and OIO;

(b)	a government or governmental, semi-governmental or judicial entity or authority;

(c)	a minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government;

(d)	quasi-governmental, self-regulatory agency, commission or authority, including any national securities exchange or national quotation system; and

(e)	any regulatory organisation established under statute.

Related Body Corporate has the meaning it has in the Corporations Act.

Relevant Interest has the meaning it has in sections 608 and 609 of the Corporations Act.

Representative means, in relation to a party:

(a)	a Related Body Corporate;

(b)	a director, officer or employee of the party or any of the party’s Related Bodies Corporate; or

(c)
an adviser to the party or any of the party’s Related Bodies Corporate, where an “adviser” means, in relation to an entity, a financier, financial adviser, corporate adviser, legal adviser, or technical or other expert adviser or consultant who provides advisory services in a professional capacity and who has been engaged by that entity.

Reverse Break Fee means A$1,300,000.

Scheme means the scheme of arrangement under part 5.1 of the Corporations Act under which all the Target Shares will be transferred to Bidder substantially in the form of Annexure A (with such changes as the parties, acting reasonably and in good faith, agree are reasonably necessary to reflect any nomination of an acquirer Subsidiary by the Bidder under clause 2.2) together with any amendment or modification made pursuant to section 411(6) of the Corporations Act.

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Scheme Booklet means, in respect of the Scheme, the information booklet to be approved by the Court and despatched to Target Shareholders which includes the Scheme, an explanatory statement complying with the requirements of the Corporations Act, the Independent Expert's Report and notices of meeting and proxy forms.

Scheme Consideration has the meaning given in the Scheme.

Scheme Meeting means the meeting to be convened by the Court at which Target Shareholders will vote on the Scheme.

Scheme Participants means each person who is a Target Shareholder at the Record Date.

Scheme Scrip Consideration has the meaning given in the Scheme.

SEC means the United States Securities and Exchange Commission.

Second Court Date means the first day of the hearing of an application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme or, if the hearing of such application is adjourned for any reason, means the first day of the adjourned hearing.

Securities Act means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

Subsidiary of an entity means another entity which:

(a)	is a subsidiary of the first entity within the meaning of the Corporations Act; and

(b)
is part of a consolidated entity constituted by the first entity and the entities it is required to include in the consolidated financial statements it prepares or would be, if the first entity was required to prepare consolidated financial statements.

A trust may be a subsidiary (and an entity may be a subsidiary of a trust) if it would have been a subsidiary under this definition if that trust were a body corporate.  For these purposes, a unit or other beneficial interest in a trust is to be regarded as a share.

Superior Proposal means a genuine Competing Transaction which the Target Board, acting in good faith, and after taking advice from its legal and financial advisers, determines is:

(a)	reasonably capable of being completed on a reasonable timeline taking into account all aspects of the Competing Transaction, including its conditions; and

(b)
if completed substantially in accordance with its terms, is more favourable to Target Shareholders than the Scheme, taking into account all aspects of the Competing Transaction, including the identity, reputation and financial condition of the person making such proposal, the consideration, legal, regulatory and financial matters, certainty and any other matters affecting the probability of the relevant proposal being completed in accordance with its terms.

TAA means the Taxation Administration Act 1953 (Cth).

Target Board means the board of directors of Target.

Target Data Room means the virtual data room of Target hosted by Ansarada in connection with the Scheme.

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Target Deferred Share Right means a right to acquire a Target Share granted under Target’s executive or employee performance rights plans, subject to the terms of such plan.

Target Disclosure Letter means Target's executed disclosure letter given to the Bidder by the date of this document.

Target Due Diligence Information means:

(a)	the contents of the Target Data Room (including all written responses to requests for information), as at 5.00pm on 7 March 2024 (or another date and time agreed by Target and Bidder in writing); and

(b)	the Target Disclosure Letter.

Target ESS Interest means an existing option, restricted share unit or deferred share right issued under an employee incentive plan (to avoid doubt, including any option, restricted share or performance rights plan) operated by the Target as at the date of this document, which includes the Target Options, Target Restricted Share Units and the Target Deferred Share Rights.

Target ESS Interest Holder means a holder of Target ESS Interests.

Target ESS Interest Proposal means the proposal for certain Target ESS Interests (as agreed between the parties in writing on or before the date of this document), conditional on the Scheme becoming Effective, to on or prior to the Effective Date be:

(a)	vested such that:

(i)	those Target ESS Interests are or become Target Shares that are not subject to vesting requirements or related restrictions; or

(ii)	cash equivalent payments are made to the relevant former Target ESS Interest Holder in respect of those Target ESS Interests; or

(b)
otherwise vested, forfeited, lapsed, cancelled or waived (as applicable), including arising from, or following, the provision of a cash equivalent payment to the holder of the relevant Target ESS Interests, with such proposal to be given effect subject to:

(c)	the existing terms of the relevant Target ESS Interests;

(d)	any regulatory or legal requirements or restrictions including the applicable Listing Rules (and subject to any waivers that can be obtained); and

(e)	any amendments considered necessary or desirable by the Target (acting reasonably) to give effect to that proposal,

or as otherwise agreed between the parties in writing.

Target Group means Target and its Subsidiaries.

Target Indemnified Parties means Target, its officers, employees, and advisers and its Related Bodies Corporate and the officers, employees and advisers of each of its Related Bodies Corporate.

Target Information means all information contained in the Scheme Booklet other than the Bidder Information and the Independent Expert’s Report.

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Target Material Adverse Effect means any event, matter or circumstance which has, or would be reasonably likely to have, either individually or when aggregated with any other events, matters or circumstances, a material adverse effect on the assets and liabilities (taken as a whole), financial condition, business or results of operations of the Target Group (taken as a whole), which, notwithstanding items (a) through (h) below, effect shall be deemed to have occurred in the event, matter or circumstance of the termination, notice of termination, or any materially adverse amendment or modification, of any contract or contracts (including a Material Contract) that, in aggregate, represent annual revenue to the Target Group in excess of A$2,000,000 (excluding GST and based on revenue to the Target Group over the 12 months prior to the date of this document), but does not otherwise include events, matters or circumstances to the extent resulting from or arising out of:

(a)	any matter Disclosed;

(b)
any matter, event or circumstance arising from changes in general economic or political conditions, the securities market in general or law, other than where such matters have a disproportionately adverse impact on the Target Group as compared to other comparable participants in the markets in which the Target Group operates;

(c)	any change in law, taxation, interest rates or general economic conditions which impact on Target and Bidder in a similar manner;

(d)	any change in generally accepted accounting principles or the interpretation of them;

(e)
any change occurring directly or indirectly as a result of any matter, event or circumstance expressly required by this document, the Scheme or the transaction contemplated by them (in each case, other than the termination, notice of termination or any materially adverse amendment or modification, of any contract or contracts (including a Material Contract) that, in aggregate, represent annual revenue to the Target Group in excess of A$2,000,000 (excluding GST and based on revenue to the Target Group over the 12 months prior to the date of this document));

(f)
arising out of any act of terrorism, outbreak or escalation of war (whether or not declared) or major hostilities, an act of God, lightning, storm, flood, fire, earthquake or explosion, cyclone, tidal wave, landslide, other natural disaster or adverse weather conditions or the like;

(g)	any matter, event or circumstance arising from a payment:

(ii)	as a result of purchasing run-off insurance policy (of the type, scope and length contemplated by clause 7.6); or

(iii)	made in accordance with clause 4.5; or

(h)	any change occurring with the written consent of Bidder.

Target Option means an option to acquire a Target Share granted under Target’s executive or employee performance rights plans, subject to the terms of such plan.

Target Prescribed Event means, except to the extent contemplated by this document or the Scheme, any of the following events:

(a)	(conversion) Target converts all or any of its shares into a larger or smaller number of shares;

(b)
(reduction of share capital) Target or another member of the Target Group resolves to reduce its share capital in any way or resolves to reclassify, combine, split or redeem or repurchase directly or indirectly any of its shares;

(c)	(buy-back) Target or another member of the Target Group:

(i)	enters into a buy-back agreement; or

(ii)	resolves to approve the terms of a buy-back agreement under the Corporations Act;

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(d)	(distribution) Target makes or declares, or announces an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie);

(e)	(issuing or granting shares or options) any member of the Target Group:

(i)	issues shares;

(ii)	grants an option over its shares; or

(iii)	agrees to make such an issue or grant such an option,

in each case to a person outside the Target Group;

(f)
(securities or other instruments) any member of the Target Group issues or agrees to issue securities or other instruments convertible into shares or other securities (including equity or debt securities) in each case to a person outside the Target Group;

(g)	(constitution) Target adopts a new constitution or modifies or repeals its constitution or a provision of it;

(h)
(Encumbrances) other than in the ordinary course of business and consistent with past practice, any member of the Target Group creates, or agrees to create, any Encumbrance over any part of its business or property;

(i)	(merger) any member of the Target Group merges or consolidates with any other person, or restructures, reorganises or completely or partially liquidates or dissolves itself;

(j)	(acquisitions, disposals or tenders) other than in respect of assets acquired for resale in the ordinary course of business, any member of the Target Group:

(i)	acquires or disposes of;

(ii)	agrees to acquire or dispose of; or

(iii)	offers, proposes, announces a bid or tenders for,

any business, assets, property, entity or undertaking the value of which exceeds A$250,000 (whether by way of a single transaction or series or related transactions); or

(k)	(Insolvency) Target or any of its Related Bodies Corporate becomes Insolvent,

provided that a Target Prescribed Event listed in items (a) to (j) will not occur:

(l)	where the event was Disclosed;

(m)
to the extent any member of Target Group is required to undertake the event in connection with the Scheme or this document, or is otherwise expressly permitted or contemplated by the Scheme or this document;

(n)
where the event is the issue of shares, on the exercise of rights or options under an employee or executive share scheme, which rights or options (i) had vested in the ordinary course and were capable of exercise in accordance with the terms of the relevant plan, or (ii) were vested in accordance with clause 4.5;

(o)	where the event is the Permitted Target ESS Issuance;

(p)
where the event relates to a distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie) where the recipient of that distribution is the Target or another member of the Target Group;

(q)	where the event is required by law, regulation, changes in generally accepted accounting principles, or by an order of a court or Regulatory Authority; or

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(r)	where Bidder has requested or approved in writing the proposed event (which approval will not be unreasonably withheld, delayed or conditioned).

Target Representations and Warranties means the representations and warranties of Target set out in clauses 9.1 and 12.1.

Target Restricted Share Unit means an entitlement to be issued or transferred a Target Share per Target Restricted Share Unit granted under Target’s executive or employee performance rights plans, subject to the terms of such plan.

Target Share means an ordinary fully paid share in the capital of Target.

Target Shareholder means each person registered in the Register as a holder of Target Shares.

Tax means any tax, levy, charge, excise, GST, impost, rates, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any fiscal Regulatory Authority and includes any interest, fine, penalty, charge or other amount imposed by any fiscal Regulatory Authority on or in respect of any of the above.

Tax Act means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), or both as the context requires.

Third Party means any person other than Bidder or any of its Related Bodies Corporate.

Treasurer means the Treasurer of Australia.

Timetable means the indicative timetable set out in Schedule 1 subject to any amendments agreed by the parties in writing.

1.2	General interpretation

Headings and labels used for definitions are for convenience only and do not affect interpretation.  Unless the contrary intention appears, in this document:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(c)	a reference to a document also includes any variation, replacement or novation of it;

(d)	the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(e)	a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(f)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)	a reference to a time of day is a reference to Sydney time;

(h)
a reference to $, A$ or AUD is a reference to the currency of Australia,  US$ or USD is a reference to the currency of the United States of America, and NZ$ or NZD is a reference to the currency of New Zealand;

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(i)	a reference to “law” includes common law, principles of equity and legislation (including regulations);

(j)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(k)	a reference to “regulations” includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(l)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually; and

(m)	a reference to any thing (including an amount) is a reference to the whole and each part of it.

2	Agreement to propose and implement Scheme

2.1	Target to propose Scheme

Target agrees to propose the Scheme on and subject to the terms and conditions of this document.

2.2	Nomination of acquirer Subsidiary

At any time prior to the Business Day before the First Court Date, Bidder may nominate any wholly-owned Subsidiary of Bidder (“Bidder Nominee”) to acquire Target Shares under the Scheme by providing a written notice which sets out the details of Bidder Nominee to Target.  If Bidder decides to nominate Bidder Nominee to acquire Target Shares:

(a)	the parties must procure that the Target Shares transferred under the Scheme are transferred to Bidder Nominee rather than Bidder;

(b)	Bidder must procure that Bidder Nominee complies with all of the relevant obligations of Bidder under this document and the Scheme; and

(c)
the nomination will not relieve Bidder of its obligations under this document, including the obligation to provide (or procure the provision of) the Scheme Consideration in accordance with the terms of the Scheme provided that Bidder will not be in breach of this document for failing to perform an obligation of Bidder if that obligation is fully discharged by Bidder Nominee.

2.3	Agreement to implement Scheme

The parties agree to implement the Scheme on the terms and conditions of this document.

3	Conditions Precedent

3.1	Conditions Precedent

Subject to this clause 3, the Scheme will not become Effective, and the obligations of Bidder under clause 4.2 are not binding, until each of the following Conditions Precedent are satisfied or waived to the extent and in the manner set out in this clause.

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Condition Precedent	Party entitled to benefit	Party responsible
(a)
(Regulatory Approvals) before 8.00am on the Second Court Date, all Regulatory Approvals which the parties (acting reasonably) agree are reasonably necessary or desirable to implement the Scheme are obtained, and those consents, approvals or other acts have not been withdrawn or revoked at that time.
	Both	Both
(b)
(FIRB approval) before 5.00pm on the Business Day before the Second Court Date either:
(i)      the Treasurer (or the Treasurer’s delegate) has provided a written no objection notification to the Scheme either without conditions or with conditions acceptable to Bidder (having regard to clauses 3.3(a)(v) and 3.3(a)(vi)); or
(ii)   following notice of the proposed Scheme having been given by Palmer to the Treasurer under the FIRB Act, the Treasurer has ceased to be empowered to make any order under Part 3 of the FIRB Act because the applicable time limit on making orders and decisions under the FIRB Act has expired.
	Cannot be waived	Bidder
(c)
(OIO approval) either: (i) before 5.00pm on the Business Day before the Second Court Date, Bidder has received all consents required under the Overseas Investment Act 2005 (NZ) and the Overseas Investment Regulations 2005 (NZ) for the implementation of the Scheme either unconditionally or subject only to conditions imposed by the OIO that are substantially the same as the conditions of a kind commonly imposed by the OIO on such a consent and referred to as the 'Standard Conditions', and such consents have not been withdrawn or revoked at that time; or (ii) Bidder satisfies Target (acting reasonably) that no such consent is required (including because an exemption is available).
	Cannot be waived	Bidder
(d)
(Target Shareholder approval) Target Shareholders approve the Scheme by the requisite majorities in accordance with the Corporations Act (except to the extent the Court has ordered under s411(4)(a)(ii)(A) that the Headcount Test be disregarded as contemplated by clause 3.6).
	Cannot be waived	Target

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Condition Precedent		Party entitled to benefit	Party responsible
(e)
(Class Ruling) Before 8.00am on the Second Court Date, Target has received confirmation from the ATO that it is prepared to issue a Class Ruling, in a form and substance satisfactory to Target (acting reasonably).
		Target	Target
(f)	(Court approval) the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act.	Cannot be waived	Target
(g)
(Regulatory intervention) no Court or Regulatory Authority has issued an order, temporary restraining order, preliminary or permanent injunction, decree or ruling or taken any action enjoining, restraining or otherwise imposing a legal restraint or prohibition preventing the Scheme and none of those things is in effect as at 8.00am on the Second Court Date.
		Both	Both
(h)
(Independent Expert) the Independent Expert issues a report which concludes that the Scheme is in the best interests of Scheme Participants before the date on which the Scheme Booklet is lodged with ASIC and does not formally change its conclusion or withdraw its report before 8.00am on the Second Court Date.
		Target	Target
(i)	(No Target Prescribed Event) no Target Prescribed Event occurs between the date of this document and 8.00am on the Second Court Date.	Bidder	Target
(j)	(No Bidder Prescribed Event) no Bidder Prescribed Event occurs between the date of this document and 8.00am on the Second Court Date.	Target	Bidder
(k)	(No Target Material Adverse Effect) no Target Material Adverse Effect occurs between the date of this document and 8.00am on the Second Court Date.	Bidder	Target
(l)	(No Bidder Material Adverse Effect) no Bidder Material Adverse Effect occurs between the date of this document and 8.00am on the Second Court Date.	Target	Bidder
(m)
(Target Representations and Warranties)
(i)      the Target Representations and Warranties set out in clauses 12.1(a), 12.1(b), 12.1(c), 12.1(d) and 12.1(e) are true and correct as of the date of this document and as of 8.00am on the Second Court Date, except where expressed to be operative at another date; and
		Bidder	Target

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Condition Precedent		Party entitled to benefit	Party responsible

(ii)      all other Target Representations and Warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Target Material Adverse Effect) are true and correct as of the date of this document and as of 8.00am on the Second Court Date, except where expressed to be operative at another date and except where the failure of such Target Representations and Warranties to be true and correct has not and would not reasonably be expected to have, individually or in the aggregate, an Target Material Adverse Effect.

(n)
(Bidder Representations and Warranties)
(i)      the Bidder Representations and Warranties set out in clauses 12.3(a), 12.3(b), 12.3(c), 12.3(d) and 12.3(e) are true and correct  as of the date of this document and as of 8.00am on the Second Court Date, except where expressed to be operative at another date; and
(ii)     all other Bidder Representations and Warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Bidder Material Adverse Effect) are true and correct as of the date of this document and as of 8.00am on the Second Court Date, except where expressed to be operative at another date and except where the failure of such Bidder Representations and Warranties to be true and correct has not and would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect.
		Target	Bidder
(o)	(New Bidder Shares) before 8.00am on the Second Court Date, the New Bidder Shares have been approved for listing on the NYSE, subject only to official notice of issuance.	Target	Bidder
(p)
(Minimum elections) valid elections to receive Scheme Scrip Consideration have been received by the Target from Target Shareholders and are not withdrawn prior to the Election Date which, based on the Target Shareholders holdings in the Target's register as at 5.00pm on the date which is two Business Days prior to the Second Court Date, such that Scheme Scrip Consideration will comprise at least 18% of the aggregate Scheme Consideration.
		Bidder	N/A

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3.2	Reasonable endeavours

Each of Target and Bidder agree to use reasonable endeavours (other than waiver) to procure that:

(a)	each of the Conditions Precedent for which it is a party responsible (as noted in clause 3.1):

(i)	is satisfied as soon as practicable after the date of this document; and

(ii)	continues to be satisfied at all times until the last time it is to be satisfied (as the case may require); and

(b)	there is no occurrence within its control or the control of any of its Subsidiaries that would prevent any of the Conditions Precedent in clause 3.1 being or remaining satisfied.

3.3	Regulatory matters

(a)	Without limiting clause 3.2, each party:

(i)
(applying for Regulatory Approvals) must promptly apply for all relevant Regulatory Approvals and provide each other party with a copy of those applications (provided that any commercially sensitive information may be redacted from the copy provided);

(ii)	(Regulatory Approvals process) must take all steps it is responsible for as part of the Regulatory Approval process, including responding to requests for information at the earliest practicable time;

(iii)	(representation) has the right to be represented and make submissions at any meeting with any Regulatory Authority relating to a Regulatory Approval; and

(iv)
(consultation) must, to the extent reasonable and practicable to do so, consult with the other party in advance in relation to all material communications (whether written or oral, and whether direct or via a Representative) with any Regulatory Authority relating to any Regulatory Approval and:

(A)	provide the other party with drafts of any material written communications to be sent to a Regulatory Authority and make any amendments as the other party reasonably requires; and

(B)	provide copies of any material written communications sent to or received from a Regulatory Authority to the other party promptly upon despatch or receipt (as the case may be),

in each case to the extent it is reasonable to do so; and

(v)
(Regulatory Authority) subject to clause 3.3(a)(vi), must promptly consider in good faith any undertakings or conditions proposed by the relevant Regulatory Authority to the extent they are (provided, that Target shall not agree to any undertaking or condition without the consent of Bidder):

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(A)	reasonably necessary to obtain the relevant Regulatory Approval;

(B)	do not require any divestiture, hold separate order or similar agreements by the Bidder Group or Target Group (as applicable); and

(C)
could not reasonably be expected to have a material adverse effect on the assets and liabilities (taken as a whole), financial condition, business or results of operations of the Bidder Group (taken as a whole) or Target Group (taken as a whole), and provided that any such undertakings and conditions are contingent upon the implementation of the Scheme; and

(vi)	in respect of Bidder only, must offer and agree or accept, the standard tax conditions published at the date of this document in section D of Guidance Note 12 issued by FIRB from time to time.

(b)
Before providing any document or other information to the other parties (in this clause 3.3(b), the “Recipient”) pursuant to clause 3.3(a) or 8.6, a party (in this clause 3.3(b), the “Discloser”) may redact any part of that document, or not disclose any part of that information, which contains or is confidential, non-public information (“Sensitive Commercial Information”) if the Discloser reasonably believes that:

(i)	the Sensitive Commercial Information is of a commercially sensitive nature; or

(ii)	the disclosure of the Sensitive Commercial Information to the Recipient would be damaging to the commercial or legal interests of the Discloser or any of its related bodies corporate,

and may provide the document or disclose the information to the Recipient with any Sensitive Commercial Information redacted or excluded, provided that, where Sensitive Commercial Information is so redacted or excluded, the Discloser must provide the Recipient with as much detail about the relevant communication, submission or correspondence (and any other relevant circumstances) as is reasonably possible without disclosing the Sensitive Commercial Information, and provide to the Recipient’s external legal counsel a complete and unredacted version of the document or information, on the basis that the Recipient’s external legal counsel will not share any information that is marked as Sensitive Commercial Information.

3.4	Waiver of Conditions Precedent

(a)
A Condition Precedent may only be waived in writing by the party or parties entitled to the benefit of that Condition Precedent as noted in clause 3.1 and will be effective only to the extent specifically set out in that waiver.

(b)	A party entitled to waive the breach or non-fulfilment of a Condition Precedent under this clause 3.4 may do so in its absolute discretion.

(c)	If either Target or Bidder waives the breach or non-fulfilment of a Condition Precedent in accordance with this clause 3.4, then:

(i)
subject to clause 3.4(c)(ii), that waiver precludes that party from suing the other for any breach of this document arising as a result of the breach or non-fulfilment of that Condition Precedent or arising from the same event which gave rise to the breach or non-fulfilment of that Condition Precedent; but

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(ii)	if the waiver of the Condition Precedent is itself conditional and the other party:

(A)	accepts the condition, the terms of that condition apply notwithstanding any inconsistency with clause 3.4(c)(i); or

(B)	does not accept the condition, the Condition Precedent has not been waived.

(d)	A waiver of a breach or non-fulfilment in respect of a Condition Precedent does not constitute:

(i)	a waiver of a breach or non-fulfilment of any other Condition Precedent arising from the same event; or

(ii)	a waiver of a breach or non-fulfilment of that Condition Precedent resulting from any other event.

3.5	Notices in relation to Conditions Precedent

Each party must:

(a)
(notice of satisfaction) as soon as reasonably practicable notify the other of satisfaction of a Condition Precedent and must keep the other informed of any material development of which it becomes aware that may lead to the breach or non-fulfilment of a Condition Precedent;

(b)
(notice of failure) immediately give written notice to the other of a breach or non-fulfilment of a Condition Precedent, or of any event which will, or is reasonably likely to, prevent a Condition Precedent being satisfied; and

(c)
(Scheme Meeting or Second Court Date) where it considers that a Condition Precedent (which the other party is responsible for satisfying) may not be satisfied by the Scheme Meeting or the Second Court Date, promptly give the other party notice.

3.6	Deferral of Second Court Date

If the Condition Precedent in clause 3.1(d) is not satisfied only because of a failure to obtain the majority required by section 411(4)(a)(ii)(A) of the Corporations Act, then either party may by written notice to the other within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that section, provided the party giving notice has in good faith reasonably formed the view that the prospect of the Court exercising its discretion in that way is reasonable. If such a notice is provided by either party, the Target must:

(a)
apply for an order of the Court contemplated by section 411(4)(a)(ii)(A) of the Corporations Act to disregard the Headcount Test and seek Court approval of the Scheme under section 411(4)(b) of the Corporations Act, notwithstanding that the Headcount Test has not been satisfied; and

(b)
make such admissions to the Court and file such evidence as counsel engaged by the Target to represent it in Court proceedings relating to the Scheme, in consultation with Bidder, considers is reasonably required to seek to persuade the Court to exercise its discretion under section 411(4)(a)(ii)(A) of the Corporations Act by making an order to disregard the Headcount Test.

3.7	Consultation on failure of Condition Precedent

If:

(a)
there is a breach or non-fulfilment of a Condition Precedent which is not waived in accordance with this document by the time or date specified in this document for the satisfaction of the Condition Precedent;

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(b)
there is an act, failure to act or occurrence which will prevent a Condition Precedent being satisfied by the time or date specified in this document for the satisfaction of the Condition Precedent (and the breach or non-fulfilment which would otherwise occur has not already been waived in accordance with this document); or

(c)	if it becomes more likely than not that the Scheme will not become Effective on or before the End Date,

then a party to whom clause 3.9 does not apply may by notice to the other party require that the parties must consult, acting reasonably and in good faith, with a view to determining whether:

(d)	the Scheme may proceed by way of alternative means or methods;

(e)	to extend the relevant time for satisfaction of the Condition Precedent or to adjourn or change the date of an application to the Court; or

(f)	to extend the End Date.

3.8	Failure to agree

If:

(a)
the parties are required to consult under clause 3.7 and are unable to reach agreement under clause 3.7 within 5 Business Days (or any shorter period ending at 5.00pm on the day before the Second Court Date); or

(b)	clause 3.9 applies to one of the parties and the party to whom clause 3.9 does not apply notifies the other party that it elects not to require consultation under clause 3.7,

then:

(c)	subject to clause 3.8(d), a party to whom clause 3.9 does not apply may terminate this document (and that termination will be in accordance with clause 13.1(e)(i)); or

(d)
if a Condition Precedent may be waived and exists for the benefit of one party only, that party only may waive that Condition Precedent or terminate this document (and that termination will be in accordance with clause 13.1(e)(ii)), in each case before 8.00am on the Second Court Date.

3.9	Exception

A party will not be entitled to require consultation under clause 3.7 or terminate this document under clause 3.8 if the relevant Condition Precedent has not been satisfied or agreement cannot be reached as a result of a breach of this document by that party or a deliberate act or omission of that party in breach of this document.

4	Transaction steps

4.1	Scheme

Target must propose a scheme of arrangement under which:

(a)	all the Target Shares held by Scheme Participants at the Record Date will be transferred to Bidder; and

(b)	each Scheme Participant will be entitled to receive the Scheme Consideration.

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4.2	Scheme Consideration

(a)	The Scheme Consideration to be provided in respect of each Target Share is as described in the Scheme.

(b)
Each Scheme Participant is entitled to receive the Scheme Consideration in respect of each Target Share held by that Scheme Participant, in accordance with the terms of this document, the Scheme and the Deed Poll.

(c)
Subject to the terms of this document and the Scheme, Bidder undertakes and warrants to Target that, in consideration for the transfer to Bidder of each Target Share held by a Scheme Participant under the terms of the Scheme, on the Implementation Date:

(i)	Bidder will accept that transfer; and

(ii)	Bidder will provide or procure the provision to each Scheme Participant of the Scheme Consideration for each Target Share in accordance with the terms of this document, the Scheme and the Deed Poll.

4.3	Scheme Consideration election mechanism

(a)	Target must ensure that an Election Form is made available to Target Shareholders with the Scheme Booklet sent to each of them.

(b)	The Election Form must include the relevant matters set out in the Scheme and must otherwise be in a form agreed by the parties in writing (after negotiating in good faith).

(c)
Target must procure that, to the extent practicable, Target Shareholders who acquire Target Shares after the date of the despatch of the Scheme Booklet and Election Form but on or before the Election Date receive an Election Form on request to Target.

4.4	Provision of election updates and Target Share information

(a)	In order to facilitate the provision of the Scheme Consideration, Target must provide, or procure the provision of, to Bidder:

(i)	reasonable written updates of the elections that have been received in the period up to the closing time for elections on the Election Date;

(ii)	written details of the final elections made by each Scheme Participant, within 1 Business Day after the Election Date’; and

(iii)
a complete copy of the Register as at the Record Date (which must include the name, registered address and registered holding of each Target Shareholder as at the Record Date), within 2 Business Days after the Record Date.

(b)	The details and information to be provided under clause 4.4(a) must be provided in such form as Bidder may reasonably require.

4.5	Employee incentives

(a)	Target and Bidder agree to use their respective best endeavours to implement the Target ESS Interest Proposal by taking all actions contemplated by the Target ESS Interest Proposal.

(b)	Without limiting clause 4.5(a), Target must ensure that, by no later than the Effective Date, there are no outstanding Target Options, Target Restricted Share Units or Target Deferred Share Rights.

(c)	In order to comply with its obligation under clause 4.5(b), Target must, in accordance with the Target ESS Interest Proposal:

© King & Wood Mallesons	Scheme Implementation Agreement	23

(i)	cause:

(A)
some or all of the outstanding Target ESS Interests to vest and, following such vesting, cause the relevant number of Target Shares to be transferred or issued (as applicable) to the relevant former Target ESS Interest Holder in sufficient time to allow the relevant former Target ESS Interest Holder to participate in the Scheme; or

(B)	cash equivalent payments to be made to the relevant former Target ESS Interest Holder; and

(ii)
take such action as may be necessary to vest, forfeit, cause to lapse or cancel (as applicable) any outstanding Target ESS Interest which it does not cause to vest, forfeit, lapse or cancel in accordance with clause 4.5(c)(i) (if any).

4.6	New Bidder Shares to rank equally

Bidder covenants in favour of Target (in its own right and on behalf of the Scheme Participants) that:

(a)
the New Bidder Shares will, on their issue, rank equally in all respects with all other Bidder Shares on issue at the Effective Date, and the New Bidder Shares issued under the Scheme will be entitled to participate in and receive any dividends, any distribution of capital and any other entitlements accruing in respect of Bidder Shares after the Implementation Date; and

(b)	on issue, each New Bidder Share will be fully paid and free from any Encumbrance.

4.7	No amendment to the Scheme without consent

Target must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Bidder (not to be unreasonably withheld or delayed).

4.8	Securities Act Exemption

The parties agree that the Scheme will be carried out with the intention, and the parties will use their commercially reasonable efforts to ensure, that any and all New Bidder Shares to be issued on completion of the Scheme will be issued by Bidder in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act. In order to ensure the availability of the exemption from registration, the parties agree that the Scheme will be carried out on the following basis

(a)	the Scheme will be subject to approval of the Court;

(b)
the Court will be advised prior to the First Court Date of the intention of the parties to rely on the exemption from registration requirements provided by Section 3(a)(10) of the Securities Act with respect to the issuance of New Bidder Shares to Scheme Participants pursuant to the Scheme, based on the Court’s approval of the Scheme, and that its approval of the Scheme is to be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Scheme to all persons who are entitled to receive Scheme Consideration pursuant to the Scheme;

(c)	Target will file evidence with the Court and make an argument regarding the fairness of the Scheme, in order to satisfy the test for approval by the Court;

© King & Wood Mallesons	Scheme Implementation Agreement	24

(d)
Target will seek a declaration (to be evidenced in Court approval of the Scheme under section 411(4)(b) of the Corporations Act) from, or a finding of the Court that, the Scheme is procedurally and substantively fair to all persons entitled to receive Scheme Consideration pursuant to the Scheme;

(e)
Target will, following the First Court Date, ensure that each Scheme Participant and any other person entitled to receive Scheme Consideration pursuant to the Scheme will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval of the Scheme and providing them with sufficient information necessary to exercise such right; and

(f)
the Scheme Booklet will state that each Scheme Participant and any other person entitled to receive Scheme Consideration pursuant to the Scheme will have the right to appear before the Court so long as they enter an appearance within a reasonable time.

4.9	Australian Tax rollover

Bidder:

(a)
acknowledges that each Target Shareholder who is an Australian resident shareholder who holds their Target Shares on capital account is expected to seek roll-over relief under subdivision 124-M of the Tax Act, to the extent permitted under the Tax Act; and

(b)	undertakes that it will not make a choice to deny roll-over relief to the Target Shareholders under subsection 124-795(4) of the Tax Act.

5	Implementation

5.1	General obligations

Target and Bidder must each:

(a)	use all reasonable endeavours and commit necessary resources (including management and corporate relations resources and the resources of external advisers); and

(b)	procure that its officers and advisers work in good faith and in a timely and co-operative fashion with the other party (including by attending meetings and by providing information),

to produce the Scheme Booklet and implement the Scheme as soon as reasonably practicable and in accordance with the Timetable.

5.2	Target’s obligations

Target must take all reasonable steps to implement the Scheme on a basis consistent with this document as soon as reasonably practicable and must:

(a)
(announce directors’ recommendation) following execution of this document, announce, in the form agreed between Target and Bidder (on the basis of statements made to Target by each member of the Target Board) that:

(i)	the Target Board intends to unanimously recommend to Scheme Participants that the Scheme be approved;

(ii)	each Target Board member who holds Target Shares, intends to vote, or cause to be voted, his or her Target Shares in favour of the Scheme; and

(iii)
it is the Bidder’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the Securities Act with respect to the issuance of the New Bidder Shares, based on the Court approval of the Scheme under section 411(4)(b) of the Corporations Act,

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subject to:

(iv)	the Independent Expert concluding, and continuing to conclude, that the Scheme is in the best interests of Target Shareholders; and

(v)	there being no Superior Proposal.

(b)	(preparation of Scheme Booklet) subject to clause 5.2(e)(i), as soon as practicable after the date of this document, prepare and despatch the Scheme Booklet:

(i)	in accordance with all applicable laws, including the Corporations Act, Corporations Regulations, ASIC Regulatory Guide 60 and the applicable Listing Rules; and

(ii)	which includes a statement by the Target Board:

(A)
unanimously recommending that Target Shareholders vote in favour of the Scheme subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Target Shareholders and there being no Superior Proposal;

(B)
that each Target Board member who holds Target Shares intends to vote his or her Target Shares in favour of the Scheme subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Target Shareholders and there being no Superior Proposal; and

(C)
it is the Bidder’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the Securities Act with respect to the issuance of the New Bidder Shares, based on the Court approval of the Scheme under section 411(4)(b) of the Corporations Act;

(c)
(Independent Expert) promptly appoint the Independent Expert and provide any assistance and information reasonably requested by the Independent Expert to enable the Independent Expert to prepare its report for the Scheme Booklet as soon as practicable;

(d)	(section 411(17)(b) statement) apply to ASIC for the production of a statement pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(e)	(consultation with Bidder) consult with Bidder as to the content and presentation of:

(i)	the Scheme Booklet, which includes:

(A)
allowing Bidder a reasonable opportunity to review and make comments on successive drafts of the Scheme Booklet (accepting that any review of the Independent Expert’s Report is limited to review for factual accuracy of those parts that include information relating to Bidder);

(B)	taking any reasonable comments made by Bidder into account in good faith when producing a revised draft of the Scheme Booklet;

(C)
providing to Bidder a revised draft of the Scheme Booklet within a reasonable time before the draft of the Scheme Booklet which is provided to ASIC for approval pursuant to section 411(2) of the Corporations Act is finalised; and

© King & Wood Mallesons	Scheme Implementation Agreement	26

(D)	obtaining Bidder’s consent to the inclusion of the Bidder Information (including in respect of the form and context in which the Bidder Information appears in the Scheme Booklet); and

(ii)
documents required for the purposes of the Court hearings held for the purposes of sections 411(1) and 411(4)(b) of the Corporations Act in relation to the Scheme (including originating processes, affidavits, submissions and draft minutes of Court orders), and consider in good faith any comments on, or suggested amendments to, those documents from Bidder prior to filing those documents with the Court;

(f)	(lodgement of Regulator’s Draft)

(i)
no later than 14 days before the First Court Date, provide the Regulator’s Draft of the Scheme Booklet to ASIC for its review for the purposes of section 411(2) of the Corporations Act, and provide a copy of the Regulator’s Draft to Bidder immediately thereafter; and

(ii)
keep Bidder reasonably informed of any material issues raised by ASIC in relation to the Regulator’s Draft and, where practical to do so, consult with Bidder in good faith prior to taking any steps or actions to address those material issues (provided that, where those issues relate to Bidder Information, Target must not take any steps to address them without Bidder’s prior written consent, not to be unreasonably withheld);

(g)	(supplementary disclosure) if, after despatch of the Scheme Booklet, Target becomes aware:

(i)	that information included in the Scheme Booklet is or has become misleading or deceptive in any material respect (whether by omission or otherwise); or

(ii)	of information that is required to be disclosed to Target Shareholders under any applicable law but was not included in the Scheme Booklet,

promptly consult with Bidder in good faith as to the need for, and the form of, any supplementary disclosure to Target Shareholders, and make any disclosure that Target considers reasonably necessary in the circumstances, having regard to applicable laws and to ensure that there would be no breach of clause 12.1(g) if it applied as at the date that information arose;

(h)	(Court application) apply to the Court for an order under section 411(1) of the Corporations Act directing Target to convene the Scheme Meeting;

(i)	(send Scheme Booklet) send the Scheme Booklet to Target Shareholders as soon as practicable after the Court orders Target to convene the Scheme Meeting;

(j)	(Scheme Meeting) convene the Scheme Meeting to agree to the Scheme in accordance with any orders made by the Court pursuant to section 411(1) of the Corporations Act;

(k)
(director’s voting) use its reasonable endeavours to procure that each member of the Target Board votes any Target Shares in which they have a Relevant Interest in favour of the Scheme, subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Target Shareholders and there being no Superior Proposal;

© King & Wood Mallesons	Scheme Implementation Agreement	27

(l)
(Court approval) subject to all Conditions Precedent, other than paragraph (f) in clause 3.1 being satisfied or waived in accordance with this document, apply to the Court for an order approving the Scheme in accordance with sections 411(4)(b) and 411(6) of the Corporations Act;

(m)	(Conditions Precedent certificate) at the hearing on the Second Court Date, provide to the Court (through its counsel):

(i)
a certificate signed by one of its directors and made in accordance with a resolution of its board confirming (in respect of matters within Target’s knowledge) whether or not the Conditions Precedent for which it is responsible, as noted in clause 3.1 (other than paragraph (f)), have been satisfied or waived in accordance with clause 3, a draft of which must be provided to Bidder by 5.00pm on the date that is 2 Business Days prior to the Second Court Date; and

(ii)	any certificate provided to it by Bidder under clause 5.3(h);

(n)
(lodge copy of Court order) lodge with ASIC an office copy of the Court order approving the Scheme as approved by the Target Shareholders at the Scheme Meeting in accordance with section 411(10) of the Corporations Act on the day after that office copy is received (or any later date agreed in writing by Bidder);

(o)	(Register) close the Register as at the Record Date to determine the identity of Scheme Participants and their entitlements to Scheme Consideration;

(p)
(Class Ruling) promptly prepare and lodge its application for the Class Ruling, provide Bidder with a reasonable opportunity to review and provide comments on the draft Class Ruling prior to lodgement with the ATO, and provide any assistance and information reasonably requested by the ATO to enable the ATO to prepare the Class Ruling as soon as practicable;

(q)	(instruments of transfer) subject to Bidder satisfying its obligations under clause 4.2, on the Implementation Date:

(i)	execute proper instruments of transfer and effect the transfer of Target Shares to Bidder in accordance with the Scheme; and

(ii)	register all transfers of Target Shares held by Scheme Participants to Bidder;

(r)	(Suspension of trading) apply to ASX to suspend trading in Target Shares with effect from the close of trading on the Effective Date;

(s)
(Quotation of Target Shares) apply to ASX to have the Target removed from the official list of ASX and quotation of the Target Shares on ASX terminated with effect from the close of trading on the trading day immediately following the Implementation Date;

(t)
(listing) take all reasonable steps to maintain Target’s listing on ASX, notwithstanding any suspension of the quotation of Target Shares, up to and including the Implementation Date, including making appropriate applications to ASX and ASIC;

(u)	(proxy votes) keep Bidder reasonably informed as to the proxies received by Target for the Scheme Meeting in the period up to the deadline for the receipt of proxies;

(v)
(proxy solicitation): consider in good faith Bidder’s suggestions regarding shareholder engagement and proxy solicitation actions so as to promote the merits of the Scheme and encourage Target Shareholders to vote on the Scheme in accordance with the recommendation of the Target Board, subject to applicable law and ASIC policy;

(a)	(compliance with laws) do everything reasonably within its power to ensure that the Scheme is effected in accordance with all applicable laws and regulations; and

© King & Wood Mallesons	Scheme Implementation Agreement	28

(b)	(other steps) do all other things necessary to give effect to the Scheme and the orders of the Court approving the Scheme.

5.3	Bidder’s obligations

Bidder must take all reasonable steps to assist Target to implement the Scheme on a basis consistent with this document and as soon as reasonably practicable, and in particular must:

(a)
(assistance with Scheme Booklet and Court documents) promptly provide any assistance or information reasonably requested by Target or its Representatives in connection with the preparation of the Scheme Booklet (including any supplementary disclosure to Target Shareholders) and any documents required to be filed with the Court in respect of the Scheme, promptly review the drafts of the Scheme Booklet (including any updated or supplementary Scheme Booklet) prepared by Target and provide comments on those drafts in a timely manner and in good faith;

(b)
(Bidder Information) prepare and promptly provide to Target for inclusion in the Scheme Booklet the Bidder Information (in accordance with all applicable laws, including the Corporations Act, Corporations Regulations, ASIC Regulatory Guide 60 and the applicable Listing Rules) and consent to the inclusion of that information in the Scheme Booklet;

(c)
(further Bidder Information) promptly provide to Target any further or new Bidder Information as may arise after the Scheme Booklet has been sent to Target Shareholders and until the date of the Scheme Meeting as may be necessary to ensure that the Bidder Information contained in the Scheme Booklet is not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission) and to ensure that there would be no breach of clause 12.3(g) if it applied as at the date on which such further or new Bidder Information arose;

(d)	(Independent Expert information) provide any reasonable assistance or information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report;

(e)
(representation) procure that it is represented by counsel at the Court hearings convened for the purposes of section 411(4)(b) of the Corporations Act, at which, through its counsel, Bidder must undertake (if requested by the court) to do all things and take all reasonable steps within its power as may be reasonably necessary in order to ensure the fulfilment of its obligations under this document and the Scheme;

(f)
(Class Ruling) provide Target with such assistance and information as may reasonably be requested by Target for the purposes of obtaining from the ATO a Class Ruling in a form reasonably acceptable to Target in relation to scrip-for-scrip roll-over relief under subdivision 124-M of the Tax Act;

(g)	(Deed Poll) by no later than the Business Day prior to the First Court Date, sign and deliver the Deed Poll;

(h)
(Conditions Precedent certificate) before 8.00am on the Second Court Date, provide to Target for provision to the Court at the hearing on that date a certificate signed by one of its directors (or its Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or Corporate Secretary) and made in accordance with a resolution of its board confirming (in respect of matters within Bidder’s knowledge) whether or not the Conditions Precedent for which Bidder is responsible, as noted in clause 3.1 (other than paragraph (f)), have been satisfied of waived in accordance with clause 3, a draft of which must be provided to Target by 5.00pm on the date that is 2 Business Days prior to the Second Court Date;

© King & Wood Mallesons	Scheme Implementation Agreement	29

(i)	(Scheme Consideration) if the Scheme becomes Effective:

(i)	register, or cause to be registered, the Scheme Participants as the holders of New Bidder Shares to which the Scheme Participants are entitled under the Scheme;

(ii)	pay or procure the payment of the Scheme Consideration in the manner and amount contemplated by clause 4.2(c)(ii) and the terms of the Scheme; and

(iii)	accept a transfer of the Target Shares as contemplated by clause 4.2(c)(i);

(j)
(listing) use its best endeavours to ensure that the issue of New Bidder Shares to be issued pursuant to the Scheme has been approved by NYSE, and ensure that trading in the New Bidder Shares commences on a normal settlement basis on NYSE from the first Business Day after the Implementation Date (New York time); and

(k)	(other steps) do all things reasonably within its power that are reasonably necessary to give effect to the Scheme and the orders of the Court approving the Scheme.

5.4	Scheme Booklet responsibility statement

The responsibility statement to appear in the Scheme Booklet, in a form to be agreed by the parties, will contain words to the effect of:

(a)
Target has prepared, and is responsible for, the content of the Scheme Booklet other than, to the maximum extent permitted by law, the Bidder Information, the Independent Expert’s Report or any other report or letter issued to Target by a third party and that Bidder and its directors and officers do not assume any responsibility for the accuracy or completeness of the sections of the Scheme Booklet that Target has prepared and has responsibility for;

(b)
Bidder has prepared, and is responsible for, the Bidder Information in the Scheme Booklet (and no other part of the Scheme Booklet) and that Target and its directors and officers do not assume any responsibility for the accuracy or completeness of the sections of the Scheme Booklet that Bidder has prepared and has responsibility for;

(c)
the Independent Expert is responsible for the Independent Expert’s Report and that none of Target, Bidder or their respective directors and officers assume any responsibility for the accuracy or completeness of the Independent Expert’s Report; and

(d)
if the Scheme Booklet contains another report or letter issued to Target by a third party, that the third party is responsible for that report or letter and that none of Target, Bidder or their respective directors and officers assume any responsibility for the accuracy or completeness of that report or letter.

5.5	Disagreement on content of Scheme Booklet

If Bidder and Target disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form of the Scheme Booklet.  If complete agreement is not reached after reasonable consultation, then:

(a)	if the disagreement relates to the form or content of the Bidder Information contained in the Scheme Booklet, Target will make any amendments as Bidder reasonably requires; and

(b)
if the disagreement relates to the form or content of any other part of the Scheme Booklet, the Target Board will, acting in good faith, decide the final form or content of the disputed part of the Scheme Booklet.

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5.6	Verification

Each party must undertake appropriate verification processes for the information supplied by that party in the Scheme Booklet.

5.7	Conduct of Court proceeding

Target and Bidder are entitled to separate representation at all Court proceedings relating to the Scheme.  This document does not give Target or Bidder any right or power to give undertakings to the Court for or on behalf of the other party without that party’s written consent.  Target and Bidder must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Scheme as contemplated by this document.

5.8	Appeal process

If the Court refuses to make orders convening the Scheme Meeting or approving the Scheme, Bidder and Target must appeal the Court’s decision to the fullest extent possible except to the extent that:

(a)	the parties agree otherwise; or

(b)	an independent senior counsel of the New South Wales bar advises that, in their opinion, an appeal would have no reasonable prospect of success before the End Date,

in which case either party may terminate this document in accordance with clause 13.1(e)(iii).

5.9	No partnership or joint venture

Subject to this document, nothing in this clause requires either party to act at the direction of the other.  The business of each party will continue to operate independently from the other until the Implementation Date.  The parties agree that nothing in this document constitutes the relationship of a partnership or a joint venture between the parties.

6	Target Board recommendation

6.1	Recommendation

Target represents and warrants to Bidder that, as at the date this document, each Target director has confirmed that:

(a)	their recommendation in respect of the Scheme is that the Target Shareholders vote in favour of the Scheme; and

(b)	they intend to vote, or cause to be voted, all Target Shares in which they have a Relevant Interest in favour of the Scheme,

in each case subject only to:

(c)	the Independent Expert concluding, and continuing to conclude, that the Scheme is in the best interests of Target Shareholders; and

(d)	there being no Superior Proposal.

6.2	No withdrawal or change

Target must use its best endeavours to procure that none of its directors withdraws or changes their recommendation in favour of the Scheme (including making any public statement to such effect), unless:

(a)	there is a Superior Proposal;

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(b)
the withdrawal or change of a member of the Target Board occurs because of a requirement of a court of competent jurisdiction, ASIC or the Takeovers Panel that the relevant member of the Target Board abstains from making a recommendation that Target Shareholders vote in favour of the Scheme after the date of this document; or

(c)
the Independent Expert concludes that the Scheme is not in the best interests of Target Shareholders, or adversely changes its previously given opinion with the effect that the Independent Expert concludes that the Scheme is not in the best interests of Target Shareholders, and, in the case of the circumstances described in clause 6.2(a) and clause 6.2(c) only, the Target Board determines in good faith having received expert advice in writing from its legal advisors (who must be reputable advisers experienced in transactions of this nature) that they must do so because of their fiduciary or statutory duties to Target Shareholders.

6.3	Withdrawal or change of recommendation

Without limiting clause 9, if a member of the Target Board proposes to withdraw or change its recommendation in accordance with clause 6.2(c):

(a)	Target must notify Bidder in writing immediately; and

(b)
the parties must consult in good faith for 5 Business Days after the date on which the notification in clause 6.3(a) is given to consider and determine whether the recommendation in place at the time can be maintained.  To the extent permitted by law, Target must use its best endeavours to procure that recommendation is not withdrawn or changed in accordance with clause 6.1 until the end of the consultation period.

7	Directors and employees

7.1	Release of Target and Target directors and officers

Subject to the Corporations Act, Bidder releases its rights, and agrees with Target that it will not make a claim, against any Target Indemnified Party (other than Target and its Related Bodies Corporate) as at the date of this document and from time to time in connection with:

(a)	any breach of any representations and warranties of Target or any other member of Target Group in this document; or

(b)	any disclosures containing any statement which is false or misleading whether in content or by omission,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Target Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud.  Nothing in this clause 7.1 limits Bidder’s rights to terminate this document under clause 13.1.

7.2	Benefit for Target Indemnified Parties

Target receives and holds the benefit of this clause to the extent it relates to each Target Indemnified Party on behalf of each of them.

7.3	Release of Bidder and Bidder directors and officers

Subject to the Corporations Act, Target releases its rights, and agrees with Bidder that it will not make a claim, against any Bidder Indemnified Party (other than Bidder and its Related Bodies Corporate) as at the date of this document and from time to time in connection with:

© King & Wood Mallesons	Scheme Implementation Agreement	32

(a)	any breach of any representations and warranties of Bidder or any other member of the Bidder Group in this document; or

(b)	any disclosure containing any statement which is false or misleading whether in content or by omission,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Bidder Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud.  Nothing in this clause 7.3 limits Target’s rights to terminate this document under clause 13.1.

7.4	Benefit for Bidder Indemnified Parties

Bidder receives and holds the benefit of this clause to the extent it relates to each Bidder Indemnified Party on behalf of each of them.

7.5	Appointment/retirement of Target directors

On the Implementation Date, but subject to the Scheme Consideration having been provided to the Scheme Participants and receipt by Target of signed consents to act, Target must use its reasonable endeavours to:

(a)	cause the appointment of each Incoming Director to the Target Board and to the board of each other member of the Target Group; and

(b)
procure that each of the Outgoing Directors retire from the Target Board and to the board of each other member of the Target Group and provide written notice to the effect that they have no claim outstanding for loss of office, remuneration or otherwise against the Target Group or Bidder Group, in each case, in accordance with the Target’s and each other Target Group member’s constitution, the Corporations Act and the applicable Listing Rules and, in the case of a Target Group member incorporated in a jurisdiction outside Australia, the laws of that jurisdiction.

7.6	Target Group insurance

(a)	Subject to the Scheme becoming Effective and subject to the Corporations Act, Bidder undertakes in favour of Target and each director and officer of a Target Group company that it will:

(i)
for a period of 7 years from the Implementation Date, ensure that the constitutions of Target and each other member of the Target Group continue to contain such rules as are contained in those constitutions at the date of this document that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company to any person other than a member of the Bidder Group;

(ii)
procure that Target and each other member of the Target Group complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers as at the date of this document and without limiting the foregoing, ensure that the run-off insurance cover placed pursuant to clause 7.6(b) are maintained, subject to clause 7.7, for a period of 7 years after the Implementation Date; and

(iii)
and will procure that Target and each other member of the Target Group at any time after the Implementation Date, not do anything or fail to do anything within its reasonable control (other than as may be required under existing insurance policies or the run-off cover placed pursuant to clause 7.6(b)) which would prejudice or adversely affect any run-off insurance cover placed pursuant to clause 7.6(b).

© King & Wood Mallesons	Scheme Implementation Agreement	33

(b)
Bidder acknowledges that Target may, prior to the Implementation Date, enter into, and pay in full the premium in respect of, a directors’ and officers’ run-off insurance policy(ies) for a period of up to 7 years on and from the Implementation Date for the retiring directors and officers and former directors and officers of the Target Group who are insured under the existing directors’ and officers’ insurance policy(ies) for the Target Group in respect of acts or omissions occurring in the period up to and including the Implementation Date and on the same or substantially the same scope and terms as the existing insurance policies in place in respect of the Target Group at the date of this document.  The Target must consult in good faith with the Bidder regarding the proposed terms of those run-off insurance policy(ies).

7.7	Period of undertaking

The undertakings contained in clause 7.6:

(a)	are subject to any applicable Corporations Act or other law restrictions and will be read down accordingly; and

(b)	are given until the earlier of the end of the relevant period specified in that clause or the relevant member of the Target Group ceasing to be part of the Bidder Group.

7.8	Benefit of undertaking for Target Group

Target acknowledges that it receives and holds the benefit of clause 7.6 to the extent it relates to each director and officer of a member of the Target Group on behalf of each of them.

8	Conduct of business

8.1	Overview

Subject to clause 8.4, from the date of this document up to and including the Implementation Date Target must, and must cause each member of the Target Group to, conduct its business in the ordinary course and in substantially the same manner as previously conducted.

8.2	Target specific obligations

Without limiting clause 8.1 and subject to clause 8.4, other than with the prior written approval of Bidder (which approval must not be unreasonably withheld, conditioned or delayed) or as required by this document, Target shall, during the period contemplated by clause 8.1, use all reasonable endeavours to ensure that Target and each member of the Target Group:

(a)
(business and assets) maintains the condition of its business and assets in the ordinary course and substantially consistent with the manner in which such business and assets have been maintained in the 12 months prior to the date of this document;

(b)	(insurance) maintains (and where necessary, uses reasonable endeavours to renew) the policies of insurance held by the Target Group at the date of this document;

(c)	(directors, officers and employees) keeps available the overall services of its directors, officers and employees;

(d)	(relationships) preserves its relationships with material customers, suppliers, licensors, licensees, joint venturers and others with whom it has material business dealings;

(e)	(Material Contracts) complies in all material respects with all Material Contracts to which a member of the Target Group is a party;

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(f)	(opportunities) use all reasonable endeavours to pursue all new business opportunities of the Target Group in the ordinary course and keep the Bidder updated in respect of the same; and

(g)
(cash) manage its working capital requirements in the ordinary course consistent with past practice including ensuring that, to the extent within the reasonable control of Target, there is no material decrease in the amount of Cash in the Target Group other than in the ordinary course of business and consistent with budgets and projections Disclosed to Bidder prior to the date of this document.

8.3	Target prohibited actions

Subject to clause 8.4, other than with the prior written approval of Bidder (which approval must not be unreasonably withheld or delayed) or as required by this document, Target must not, and must ensure that each member of the Target Group does not, during the period referred to in clause 8.1:

(a)	(commitments and settlements) other than in the ordinary course of business and consistent with past practice:

(i)	enter into a Material Contract; or

(ii)	terminate, or amend or waive in a material manner, a Material Contract;

(b)	(employment agreements) either:

(i)
increase the remuneration of (including with regard to superannuation benefits) or benefits provided to or pays any bonus (other than in accordance with existing arrangements, as Disclosed, and in the ordinary course consistent with past practice) to, any of its directors, executives or employees;

(ii)
issue any Target ESS Interests or any other securities, options, other instruments convertible into securities, or grant any other equity-based awards, to any of its directors, executives or employees, other than the Permitted Target ESS Issuances;

(iii)	materially vary, or waive in a material respect, the employment agreements with any of its directors, executives or employees;

(iv)	terminate any executive other than for cause; or

(v)
pay a director, executive or employee a termination payment, other than as provided for in an existing employment contract in place as at the date of this document, but excluding any redundancy payment in connection with any redundancies of employees made in the ordinary course and consistent with historical practices of the Target Group or required by law; or

(c)
(capital expenditure) incur or make any capital expenditures or enter into arrangements or agreements providing for capital expenditures or otherwise commit to do so (other than in connection with the development of software in the ordinary course of business), whether in one transaction or in a series of related transactions, in excess of A$750,000 in the aggregate or individually;

(d)
(tax) make any material election in relation to Tax, or otherwise engage in any transaction, act or event which gives rise to any material tax liability which is outside the ordinary course of business as it was conducted prior to the date of this document that could, in the reasonable discretion of Target, reasonably be expected to have the effect of materially increasing the Tax liability of the Bidder or its Subsidiaries (including Target Group) for any taxable period (or a portion thereof) beginning after the Implementation Date;

(e)
(tax compromises) settle or compromise or make, change or revoke any concessions in relation to any material tax claims, liabilities or disputes which gives rise to any Tax liability which is outside the ordinary course of business as it was conducted prior to the date of this document;

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(f)
(legal proceedings) commence, threaten in writing, settle or compromise any legal proceedings, claim, investigation, arbitration or other like proceeding involving the possible payment or receipt of amounts that exceed A$500,000;

(g)
(Third Party defaults) waives any Third Party default where the financial impact of the waiver on the Target Group as a whole will, or is reasonably likely to be, in excess of A$250,000 (individually or in aggregate);

(h)	(accounting) change any accounting method, practice or principle used by it, other than:

(i)	as a result of changes in or the adoption of generally accepted accounting standards, generally accepted accounting principles or the interpretation of any of them; or

(ii)	the Target Group changing its presentation currency from NZD to AUD;

(i)
(related party transactions) enters into, or resolves to enter into, a transaction with a related party of Target, including giving or agreeing to give a financial benefit to a related party (other than a related party that is a Target Group member) as defined in section 228 of the Corporations Act;

(j)	(financial indebtedness) incur, assume, guarantee or become liable for any financial indebtedness, other than:

(i)
in the ordinary course of business, drawing down on: (x) undrawn existing financing facilities Disclosed by the Target in the Target Due Diligence Information; or (z) any existing credit card facilities of the Target Group Disclosed by the Target in the Target Due Diligence Information; or

(ii)	intercompany financial indebtedness between Target Group members;

(k)	(derivatives) enters into any swap, derivative or hedging agreement or arrangement;

(l)	(guarantees and indemnities) guarantees or indemnifies the obligations of any other person, other than a member of the Target Group;

(m)
(material Intellectual Property) sells, assigns, transfers or grants any sole or exclusive license or other sole or exclusive right or interest in, abandons or permits to let lapse or expire, any Intellectual Property material to the business of the Target Group as conducted at the date of this document, and as proposed by the Target Group at the date of this document to be conducted in future;

(n)	(real property)

(i)	acquire or agree to acquire any material real property or enter into, or agree to enter into, any material lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee);

(ii)
sell, assign, dispose of, surrender or exercise any right to terminate, or agree to sell, assign, dispose of, surrender or exercise any right to terminate, any material lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) other than, in each case, expirations or surrenders of any leases or subleases in accordance with their terms or in the ordinary course of business;

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(iii)	materially modify or amend or exercise any right to renew any material lease, or waive any material term or condition thereof or grant any consents thereunder; or

(iv)
grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting, in any material respect, any material real property leased by a member of the Target Group, or any interest therein or part thereof;

(o)	(commercial)

(i)	enters into to resolves to enter into a joint venture or partnership with any person; or

(ii)	enters into a contract or commitment restraining a member of the Target Group from competing with any person or conducting activities in any market;

(p)	(Target Prescribed Event) take any action that, or fail to take any action whose omission, would give rise to any Target Prescribed Event; or

(q)	(agree) agree to do, or allow to be done, any of the matters set out above.

8.4	Exceptions to conduct of business provisions

Nothing in this clause 8 restricts the ability of Target or any a member of the Target Group to take any action which:

(a)	is expressly required, permitted or otherwise contemplated by this document or the Scheme;

(b)	is required by law, by an order of a court or Regulatory Authority or its contractual obligations (to the extent existing at the date of this document and Disclosed in the Target Data Room);

(c)	is required to reasonably and prudently respond to an emergency or disaster affecting the Target Group (including the risk of personal injury or damage to property);

(d)	has been Disclosed to Bidder in the Target Disclosure Letter;

(e)
is the issue of shares on the exercise of Target ESS Interests, which rights or options (A) had vested in the ordinary course and were capable of exercise in accordance with the terms of the relevant plan, or (B) were vested in accordance with clause 4.5;

(f)	is the issue of the Permitted Target ESS Issuances;

(g)	constitutes a payment:

(i)	to purchase a run-off insurance policy of the type, scope and length contemplated by clause 7.6(b); or

(ii)	made in accordance with clause 4.5; or

(h)	has been agreed to in writing by Bidder (such agreement not to be unreasonably withheld, delayed or conditioned).

8.5	Bidder specific obligations

(a)
Other than with the prior written approval of Target (such approval not to be unreasonably withheld, delayed or conditioned), Bidder must, from the date of this document up to and including the Implementation Date, use all reasonable endeavours to ensure that Bidder and each member of the Bidder Group maintains the condition of its business and material assets in all material respects.

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(b)
Other than with the prior written approval of Target (such approval not to be unreasonably withheld, delayed or conditioned), from the date of this document up to and including the earlier of termination of this document in accordance with its terms and the Implementation Date, Bidder must, and must cause each member of the Bidder Group to, not take any action that, or fail to take any action whose omission, would give rise to any Bidder Prescribed Event.

(c)	Nothing in this clause 8 restricts the ability of Bidder to take any action which:

(i)	is expressly required or permitted by this document, the Scheme, or otherwise required by law or regulation; or

(ii)	has been Disclosed to Target in the Bidder Disclosure Letter;

(iii)	has been agreed to in writing with Target (such agreement not to be unreasonably withheld, delayed or conditioned).

8.6	Access to people and Target Information

Between the date of this document and the Implementation Date, Target must provide, and must procure that each member of the Target Group provides, Bidder and its Representatives with reasonable access to the Target’s and Target Group members’ Representatives and documents, records, and other information (subject to any existing confidentiality obligations owed to third parties, and applicable competition and privacy laws) which Bidder reasonably requires for the purposes of:

(a)	understanding the Target Group’s financial position (including its cash flow and working capital position), trading performance and management control systems;

(b)	the Bidder obtaining or arranging any debt or equity financing in connection with the Scheme or meeting any conditions or requirements of the Bidder Group’s financiers;

(c)	implementing the Scheme;

(a)	preparing for carrying on the business of the Target Group and the integration of the Bidder Group and Target Group following implementation of the Scheme;

(b)	applying for all relevant Regulatory Approvals; and

(a)	any other purpose which is agreed in writing between the parties (acting reasonably).

8.7	Change of control

(a)
As soon as practicable after the date of this document, the parties must cooperate with each other in good faith, and will use all reasonable endeavours, to seek to ensure that as soon as practicable after the date of this document the parties identify any change of control or similar provisions in leases and Material Contracts, and any other contracts reasonably requested by Bidder, to which Target or a member of the Target Group is a party which may be triggered by the implementation of the Scheme and any consents, confirmations or notifications necessary or desirable under those provisions.

(b)	In respect of any lease or other contract identified under clause 8.7(a), the parties agree that:

(i)
Target and Bidder will, each acting reasonably, agree upon a proposed course of action and then jointly initiate contact with the relevant landlord or counterparty and request that they provide any consents required;

(ii)	neither Bidder nor its Representatives may contact any landlord or counterparty without Target’s express written approval (which is not be unreasonably withheld or delayed); and

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(iii)	each party must cooperate with, and provide reasonable assistance to, the other party to obtain such consents as expeditiously as possible, including by:

(A)	promptly providing any information reasonably required by landlords or counterparties; and

(B)	making its Representatives available, where necessary, to meet with landlords or counterparties to deal with issues arising in relation to the change of control of Target,

but nothing in this clause 8.7(b)(iii) requires Target to incur material external expense; and

(iv)
provided that the Target has complied with this clause 8.7, a failure by a member of Target Group to obtain any landlord or third party consent will not, of itself, constitute a breach of this document by the Target.

9	Exclusivity

9.1	Termination of existing discussions

(a)	Target represents and warrants in favour of Bidder that as at the date of this document, each of Target, its Related Bodies Corporate and each of their Representatives has:

(i)	terminated all other negotiations and discussions with each Third Party in relation to any actual, anticipated, proposed or potential Competing Transaction; and

(ii)
ceased the provision of any due diligence access and the making available of any non-public information in relation to Target and its business to any Third Party, where the due diligence access and provision of non-public information was for the purposes of, or related to, a potential Competing Transaction.  The Target must promptly request and enforce the immediate return and/or destruction of the Target Group’s confidential information previously provided or made available to any Third Party in accordance with the terms of any applicable confidentiality or non-disclosure agreement, and terminate their access to the Target Group’s confidential information under that confidentiality or non-disclosure agreement to the extent the Target has not already done so.

(b)	Subject to clause 9.5, during the Exclusivity Period, Target agrees not to waive, and to enforce in full, any standstill obligations of any Third Parties.

9.2	No-shop

During the Exclusivity Period, Target must ensure that neither it nor any of its Representatives directly or indirectly:

(a)
solicits, invites, encourages or initiates any enquiries, discussions or proposals with a view to obtaining any offer, proposal or expression of interest from any person in relation to a Competing Transaction; or

(b)	communicates any intention to do any of the things referred to in clause 9.2(a).

9.3	No-talk

Subject to clause 9.5, during the Exclusivity Period, Target must ensure that neither it nor any of its Representatives:

© King & Wood Mallesons	Scheme Implementation Agreement	39

(a)	participates in negotiations or discussions with any other person regarding;

(b)	enters into any agreement, arrangement or understanding; or

(c)	communicates any intention to do any of those things,

in relation to, or which may reasonably be expected to lead to, a Competing Transaction, even if that person’s Competing Transaction was not directly or indirectly solicited, invited, encouraged or initiated by Target or any of its Representatives or the person has publicly announced the Competing Transaction.

9.4	No due diligence

Subject to clause 9.5, during the Exclusivity Period, Target must ensure that neither it nor any of its Representatives:

(a)
disclose or otherwise provide or make available any non-public information to a Third Party in connection with, with a view to obtaining or which could reasonably be expected to encourage or lead to the formulation, development, finalisation, receipt or announcement of any Competing Transaction (including providing such information for the purposes of the conduct of due diligence investigations in respect of the Target Group or their businesses or operations), whether by that Third Party or another person; or

(b)	communicate to any person an intention to do anything referred to in clause 9.4(a).

9.5	Exceptions

Clauses 9.1(b), 9.3 and 9.4 do not apply to the extent that these prohibit Target or the Target Board from taking or refusing to take any action with respect to a genuine Competing Transaction (which was not brought about, or facilitated by, any breach of clause 9.2) provided that the Target Board has determined, in good faith after receiving written legal advice from its external legal advisers, that:

(a)	the Competing Transaction is, or could reasonably be expected to become, a Superior Proposal; and

(b)	failing to respond to such a genuine Competing Transaction would be reasonably likely to constitute a breach of the Target Board’s fiduciary or statutory obligations,

provided that if Target makes available to any such offeror any non-public information relating to any member of the Target Group or their businesses or operations, Target may only do so pursuant to a confidentiality agreement with terms no less onerous than the obligations of the Bidder under the Confidentiality Agreement.

9.6	Further exceptions

Nothing in this document prevents Target from:

(a)	continuing to make normal presentations to, and to respond to enquiries from, brokers, portfolio investors and analysts in the ordinary course in relation to the Scheme or its business generally; or

(b)	fulfilling its continuous obligations as required by law.

9.7	Notice of approach and information

(a)
Subject to having first determined under clause 9.5 whether clauses 9.3 and 9.4 apply, during the Exclusivity Period, Target must promptly (and in any event within 48 hours) inform Bidder if it, or any of its Related Bodies Corporate or Representatives, receives any communication, request or approach with respect to, or that may reasonably be expected to lead to, any actual, proposed or potential Competing Transaction and must disclose to Bidder the fact that a communication, request or approach has been made and the general nature of the communication, request or approach.

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(b)
A notice given under clause 9.7(a) must include the material terms and conditions of any actual, proposed or potential Competing Transaction (including price, conditions precedent, timetable and break or reimbursement fees (if any)) and the identity of the Third Party making the actual, proposed or potential Competing Transaction, in each case to the extent known by the Target or any of its Related Bodies Corporate or Representatives.

(c)
During the Exclusivity Period, Target must promptly provide Bidder with any non-public information of the nature contemplated in clause 9.4(a) that has been disclosed or otherwise provided or made available to the Third Party and which differs from, or is more extensive than, the information that has been provided to the Bidder.

9.8	Matching right

(a)	Without limiting clauses 9.2 and 9.3, during the Exclusivity Period, Target:

(i)
must not enter into any agreement, arrangement or understanding (whether or not in writing) pursuant to which a Third Party, Target or both proposes or propose to undertake or give effect to an actual, anticipated, proposed or potential Competing Transaction; and

(ii)
must use its best endeavours to procure that none of the members of the Target Board publicly recommend an actual, anticipated, proposed or potential Competing Transaction (or recommend against the Scheme), unless:

(iii)
the Target Board acting in good faith and in order to satisfy what the Target Board considers to be its statutory or fiduciary duties (having received written advice from its external legal advisers), determines that:

(A)	the Competing Transaction would be or would be likely to be an actual, proposed or potential Superior Proposal; and

(B)	failing to take an action specified in clause 9.8(a)(i) or 9.8(a)(ii) would be reasonably likely to constitute a breach of the Target Board’s fiduciary or statutory obligations;

(iv)
Target has provided Bidder with the material terms and conditions of the actual, proposed or potential Competing Transaction (including price, conditions precedent, timetable and break or reimbursement fees (if any)) and the identity of the third party making the actual, proposed or potential Competing Transaction;

(v)
Target has given Bidder at least 4 clear Business Days after the date of the provision of the information referred to in clause 9.8(a)(iv) to provide a matching or superior proposal to the terms of the actual, proposed or potential Competing Transaction; and

(vi)
Bidder has not provided Target with a matching or superior proposal to the terms of the actual, proposed or potential Competing Transaction by the expiry of the 4 clear Business Day period referred to in clause 9.8(a)(v).

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(b)
Target acknowledges and agrees that each successive modification of any actual, proposed or potential Competing Transaction will constitute a new actual, proposed or potential Competing Transaction for the purposes of the requirements under clause 9.7 and clause 9.8 and accordingly, during the Exclusivity Period, Target must again comply with clause 9.7 and this clause 9.8 in respect of any such new actual, proposed or potential Competing Transaction.

9.9	Bidder counterproposal

If Bidder proposes to Target a new proposal that constitutes a matching or superior proposal to the Competing Transaction (“Counterproposal”) by the expiry of the 4 clear Business Day period referred to in clause 9.8(a)(v), during the Exclusivity Period, Target must procure that the Target Board promptly consider the Counterproposal in good faith and if the Target Board, acting reasonably and in good faith, determines that the Counterproposal would provide an equivalent or superior outcome for Target Shareholders as a whole compared with the Competing Transaction, taking into account all of the terms and conditions of the Counterproposal, then:

(a)
Target and Bidder must each use their best endeavours to agree the amendments to this document and, if applicable, the Scheme and Deed Poll that are reasonably necessary to reflect the Counterproposal and to implement the Counterproposal, in each case as soon as reasonably practicable; and

(b)	Target must use its best endeavours to procure that each of the directors of Target continues to recommend the Scheme (as modified by the Counterproposal) to Target Shareholders.

9.10	Target Board determination

Despite any provision in this document, a statement by Target or the Target Board to the effect that:

(a)	the Target Board has determined that a Competing Transaction is a Superior Proposal and commenced the matching right process set out in clause 9.8; or

(b)	Target Shareholders should take no action pending the completion of the matching right process set out in clause 9.8,

does not of itself:

(c)	constitute a withdrawal or change of the recommendation by the Target Board or an endorsement of a Competing Transaction;

(d)	contravene this document; or

(e)	give rise to a termination right under clause 13.1.

9.11	Compliance with law

If it is finally determined by a court of competent jurisdiction, or the Takeovers Panel, that the agreement by the parties under this clause 9 or any part of it:

(a)	constituted, or constitutes, or would constitute, a breach of the fiduciary or statutory duties of the Target Board;

(b)	constituted, or constitutes, or would constitute, ‘unacceptable circumstances’ within the meaning of the Corporations Act; or

(c)	was, or is, or would be, unlawful for any other reason,

then, only to the extent determined by the court or Takeovers Panel, Target will not be obliged to comply with that part of the provision of clause 9.

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The parties must not make, or cause to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in this clause 9.11.

9.12	Legal advice

Each of Target and Bidder acknowledges that it has received legal advice on this document and the operation of this clause.

10	Break Fee

10.1	Background

This clause has been agreed in circumstances where:

(a)
Bidder and Target believe that the Scheme will provide significant benefits to Bidder, Target and their respective shareholders, and Bidder and Target acknowledge that, if they enter into this document and the Scheme is subsequently not implemented, Bidder will incur significant costs, including those set out in clause 10.5;

(b)	Bidder requested that provision be made for the Break Fee, without which Bidder would not have entered into this document;

(c)	both the Bidder Board and Target Board believe that it is appropriate for both parties to agree to the payment referred to in this clause to secure Bidder’s participation in the Scheme; and

(d)	both parties have received legal advice on this document and the operation of this clause.

10.2	Payment by Target to Bidder

Target agrees to pay the Break Fee to Bidder without withholding or set off if:

(a)
(Competing Transaction) on or before the End Date a Competing Transaction is publicly announced or made (whether or not proposed subject to conditions) and within 12 months of the End Date, a Competing Transaction completes;

(b)	(material breach) Bidder validly terminates this document in accordance with clause 13.1(c);

(c)
(change of recommendation) Bidder validly terminates this document in accordance with clause 13.1(b), except where the withdrawal or change of recommendation or statement is made after the Independent Expert concludes that in the opinion of the Independent Expert the Scheme is not in the best interests of Target Shareholders (other than where the conclusion is due to the existence of a Superior Proposal); or

(d)
(termination) Bidder validly terminates this document in accordance with clause  13.1(e)(i) or clause 13.1(e)(ii) and the failure to satisfy the relevant Condition Precedent resulted from a breach of this document by Target or a deliberate act or omission of Target.

10.3	No amount payable if Scheme becomes Effective

Notwithstanding the occurrence of any event in clause 10.2, if the Scheme becomes Effective:

(a)	no amount is payable by Target under clause 10.2; and

(b)	if any amount has already been paid under clause 10.2 it must be refunded by Bidder.

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10.4	Timing of payment

(a)	A demand by Bidder for payment of the Break Fee under clause 10.2 must:

(i)	be in writing;

(ii)	be made after the occurrence of the event in that clause giving rise to the right to payment;

(iii)	state the circumstances which give rise to the demand; and

(iv)	nominate an account in the name of Bidder into which Target must pay the Break Fee.

(b)	Target must pay the Break Fee to Bidder under clause 10.2 without withholding or set off within 5 Business Days of receipt by Target of a valid demand for payment from Bidder under clause 10.4(a).

The demand may only be made after the occurrence of an event referred to in clause 10.2.

10.5	Nature of payment

The Break Fee is an amount to compensate Bidder for:

(a)	advisory costs relating to the Scheme;

(b)	costs of management and directors’ time;

(c)	out-of-pocket expenses relating to the Scheme;

(d)	the distraction of Bidder’s management from conducting Bidder’s business as usual caused by pursuing the Scheme;

(e)
reasonable opportunity costs incurred by Bidder in pursuing the Scheme or in not pursuing alternative acquisitions or strategic initiatives which Bidder could have developed to further its business and objectives; and

(f)	damage to Bidder’s reputation associated with a failed transaction and the implications of that damage to Bidder’s business.

The parties agree that the costs incurred are of a nature that they cannot be accurately quantified and that a genuine pre-estimate of the costs would equal or exceed the amount payable under clause 10.2.

10.6	Reduction in amount payable

(a)
The Break Fee is reduced by an amount equal to the amount which is recovered by Bidder as a result of a claim against Target pursuant to any other remedies available to Bidder under this document including pursuant to clause 12.1.

(b)
Where the Break Fee has already been paid, Bidder must, within 2 Business Days of the event contemplated by clause 10.6(a) which would have reduced the amount payable, refund an amount to Target which is equivalent to that calculated under clause 10.6(a).

10.7	Compliance with law

(a)	If it is finally determined following the exhaustion of all reasonable avenues of appeal to the Takeovers Panel or a Court that all or any part of the amount payable under clause 10.2:

(i)	is unlawful or would if performed be, unlawful;

(ii)	involves a breach of the duties of the Target Board; or

(iii)	constitutes unacceptable circumstances within the meaning of the Corporations Act,

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then Target’s obligation to pay the applicable amount or part of the amount payable under clause  10.2 does not apply and if Bidder has received any relevant part of the payment due under clause 10.2 it must refund it within 5 Business Days of the final determination.

(b)	For the avoidance of doubt, any part of the Break Fee that would not constitute unacceptable circumstances or that is not unenforceable or unlawful (as applicable) must be paid by Target.

(c)	The parties must not make or cause or permit to be made any application to a Court, arbitral tribunal or the Takeovers Panel for or in relation to a determination referred to in this clause 10.7.

10.8	Break Fee payable once

Where the Break Fee becomes payable to Bidder under clause 10.2 and is actually paid to Bidder, Bidder cannot make any claim against Target for payment of any subsequent Break Fee.

11	Reverse Break Fee

11.1	Background

This clause has been agreed in circumstances where:

(a)
Bidder and Target believe that the Scheme will provide significant benefits to Bidder, Target and their respective shareholders, and Bidder and Target acknowledge that, if they enter into this document and the Scheme is subsequently not implemented, Target and Target Shareholders will incur significant costs including those set out in clause 11.5;

(b)	Target requested that provision be made for the payment of the Reverse Break Fee, without which Target would not have entered into this document;

(c)	both the Bidder Board and Target Board believe that it is appropriate for both parties to agree to the payment referred to in this clause to secure Target’s participation in the Scheme; and

(d)	both parties have received legal advice on this document and the operation of this clause.

11.2	Payment by Bidder to Target

Bidder agrees to pay the Reverse Break Fee to Target without withholding or set off if:

(a)	(material breach) Target validly terminates this document in accordance with clause 13.1(c); or

(b)	(failure to pay Scheme Consideration) Bidder does not provide the aggregate Scheme Consideration in accordance with the terms and conditions of this document, the Scheme and the Deed Poll.

11.3	No amount payable if Scheme becomes Effective

Notwithstanding the occurrence of any event in clause 11.2, if the Scheme becomes Effective:

(a)	no amount is payable by Bidder under clause 11.2; and

(b)	if any amount has already been paid under clause 11.2 it must be refunded by Target.

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11.4	Timing of payment

(a)	A demand by Target for payment of the Reverse Break Fee under clause 11.2 must:

(i)	be in writing;

(ii)	be made after the occurrence of the event in that clause giving rise to the right to payment;

(iii)	state the circumstances which give rise to the demand; and

(iv)	nominate an account in the name of Target into which Bidder must pay the Reverse Break Fee.

(b)
Bidder must pay the Reverse Break Fee to Target under clause 11.2 without withholding or set off within 5 Business Days of receipt by Bidder of a valid demand for payment from Target under clause 11.4(a).

The demand may only be made after the occurrence of an event referred to in clause 11.2.

11.5	Nature of payment

The Reverse Break Fee is an amount to compensate Target for:

(a)	advisory costs relating to the Scheme;

(b)	costs of management and directors’ time;

(c)	out-of-pocket expenses relating to the Scheme;

(d)	the distraction of Target’s management from conducting Target’s business as usual caused by pursuing the Scheme;

(e)	reasonable opportunity costs incurred by Target in pursuing the Scheme or in not pursuing strategic initiatives which Target could have developed to further its business and objectives; and

(f)	damage to Target’s reputation associated with a failed transaction and the implications of that damage to Target’s business.

The parties agree that the costs incurred are of a nature that they cannot be accurately quantified and that a genuine pre-estimate of the costs would equal or exceed the amount payable under clause 11.2.

11.6	Reduction in amount payable

(a)
The Reverse Break Fee is reduced by an amount equal to the amount which is recovered by Target as a result of a claim against Bidder pursuant to any other remedies available to Target under this document including pursuant to clause 12.3.

(b)
Where the Reverse Break Fee has already been paid, Target must, within 2 Business Days of the event contemplated by clause 11.6(a) which would have reduced the amount payable, refund an amount to Bidder which is equivalent to that calculated under clause 11.6(a).

11.7	Compliance with law

(a)
If it is finally determined following the exhaustion of all reasonable avenues of appeal by a Court that all or any part of the amount payable under clause 11.2 is unlawful or would if performed be, unlawful then Bidder’s obligation to pay the applicable amount or part of the amount payable under clause 11.2 does not apply and if Target has received any relevant part of the payment due under clause 11.2 it must refund it within 5 Business Days of the final determination.

(b)	For the avoidance of doubt, any part of the Reverse Break Fee that is not unenforceable or unlawful (as applicable) must be paid by Bidder.

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(c)	The parties must not make or cause or permit to be made any application to a Court for or in relation to a determination referred to in this clause 11.7.

11.8	Reverse Break Fee payable once

Where the Reverse Break Fee becomes payable to Target under clause 11.2 and is actually paid to Target, Target cannot make any claim against Bidder for payment of any subsequent Reverse Break Fee.

12	Representations and warranties

12.1	Target’s representations and warranties

Target represents and warrants to Bidder (on its own behalf and separately as trustee or nominee for each of the Bidder directors) that each of the following statements is true and correct in all material respects as at the date of this document and as at 5.00pm on the Business Day immediately prior to the Second Court Date:

(a)	(status) it has been incorporated or formed in accordance with the laws of its place of incorporation;

(b)	(power) it has power to enter into this document, to comply with its obligations under it and exercise its rights under it;

(c)	(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this document do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or

(ii)	any law binding on or applicable to it or its assets;

(d)
(authorisations) it has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;

(e)	(validity of obligations) its obligations under this document are valid and binding and are enforceable against it in accordance with its terms;

(f)
(reliance) the Target Information contained in the Scheme Booklet will be included in good faith and on the understanding that Bidder and its directors will rely on that information for the purposes of considering and approving the Bidder Information in the Scheme Booklet before it is despatched, approving the entry into the Deed Poll and implementing the Scheme;

(g)
(Target Information) the Target Information provided in accordance with this document and included in the Scheme Booklet as at the date of the Scheme Booklet will not contain any material statement which is misleading or deceptive nor contain any material omission having regard to applicable disclosure requirements  and will comply in all material respects with the requirements of the Corporations Act, the applicable Listing Rules and all relevant regulatory guides and other guidelines and requirements of ASIC;

(h)
(New information) it will, as a continuing obligation (but in respect of the Bidder Information, only to the extent that Bidder provides Target with updates to the Bidder Information), ensure that the Scheme Booklet is updated to include all further or new information which arises after the Scheme Booklet has been dispatched to Target Shareholders until the date of the Scheme Meeting which is necessary to ensure that the Scheme Booklet is not misleading or deceptive in any material respect (including by way of omission);

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(i)
(Target Due Diligence Information) Target has collated and prepared and made available to Bidder all of the Target Due Diligence Information in good faith for the purposes of a due diligence process, and, so far as Target is aware, the Target Due Diligence Information has been collated with all reasonable care and skill and is accurate in all material respects;

(j)	(disclosure) Target has not:

(i)
omitted to disclose information to Bidder prior to the date of this document that would reasonably be expected to be material to the financial position or financial performance of the business of the Target Group taken as a whole or could reasonably be expected to be material to a reasonable and sophisticated buyer’s evaluation of the Target Group or might reasonably be expected to have resulted in Bidder not entering into this document or not agreeing to implement the Scheme, or entering into this document on materially different terms;

(ii)	deliberately omitted anything from the Target Due Diligence Information such as to make any part of that information materially false or misleading in any material respect; or

(iii)	included anything materially false or misleading in the Target Due Diligence Information;

(k)
(continuous disclosure) since 1 January 2023, Target is not in breach of its continuous disclosure obligations under the applicable Listing Rules and is not relying on the carve-out in ASX Listing Rule 3.1A to withhold any information from disclosure (other than the transaction contemplated by this document);

(l)	(opinions) any statement of opinion or belief contained in the Target Information is honestly held and there are reasonable grounds for holding the opinion or belief;

(m)
(provision of information to Independent Expert) all information provided by or on behalf of Target to the Independent Expert to enable the Independent Expert’s Report to be prepared and completed will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purpose of preparing the Independent Expert’s Report;

(n)	(securities) Target’s issued securities as at the date of this document are:

(i)	356,288,272 Target Shares;

(ii)	3,758,757 Target Options;

(iii)	2,224,535 Target Restricted Share Units; and

(iv)	19,986,033 Target Deferred Share Rights;

and:

(v)	other than as Disclosed it has not issued or agreed to issue any other securities or instruments which are still outstanding, and which may convert into Target Shares; and

(vi)
full details of all Target ESS Interests have been Disclosed and all information Disclosed that relates to the Target ESS Interests is true and accurate and complete in all respects and is not misleading or deceptive in any respect (including by omission);

(o)
(regulatory approvals): so far as Target is aware, no regulatory approval is required to be obtained by Target in order for it to execute, deliver and perform this document, other than those approvals set out in clause 3.1;

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(p)
(compliance) Target and its Subsidiaries have complied in all material respects with all Australian, New Zealand and other foreign laws and regulations applicable to them and orders of Regulatory Authorities having jurisdiction over them and have all material licences, authorisations, permits and franchises necessary for them to conduct their respective businesses as conducted as at the date of this document;

(q)
(Material Contracts) as at the date of this document, neither Target nor any of its Subsidiaries is in material breach or material default under any Material Contract to which it is a party nor has anything occurred which is or would be with the giving of notice or lapse of time constitute an event of default, prepayment or similar event, or give another party thereto a termination right or right to accelerate any material right or obligation, under any such Material Contract;

(r)
(Insolvency event) no member of the Target Group is Insolvent nor, as far as Target is aware, has any regulatory action of any nature been taken that would be reasonably be likely to prevent or restrict its ability to fulfil its obligations under this document or under the Scheme;

(s)
(US Tax) none of Target or any of its Subsidiaries is or has been, a “controlled foreign corporation” within the meaning of Section 957 of the Code.  None of Target or any of its Subsidiaries is or expects to be a “passive foreign investment company” within the meaning of Section 1297 of the Code with respect to the taxable year of Target or the Subsidiary that includes the Implementation Date;

(t)
(returns) all Tax returns required to be lodged by a member of the Target Group have been lodged on a timely basis with the relevant governmental authority and are or will be true, complete and correct in all material respects;

(u)
(Tax paid) all Taxes for which a member of the Target Group is liable that are or have been due and payable, including any penalty or interest, have been paid or appropriately reserved for in the financial statements of the Target Group, and any obligation on a member of the Target Group under any Tax law to withhold amounts at source on account of Tax has been complied with;

(v)
(Tax disputes) there is no current, pending or threatened dispute between a member of the Target Group and any governmental authority in respect of any Tax, and no such dispute is anticipated, nor, to the Target’s knowledge, is there any current, pending or threatened audit or investigation of a member of the Target Group; and

(w)	(Tax status) each Target Share is not an Indirect Australian Real Property Interest within the meaning of section 855-25 of the Tax Act.

12.2	Target's indemnity

Target indemnifies the Bidder Indemnified Parties against all Losses incurred directly or indirectly as a result of any of the representations and warranties in clause 12.1 not being true and correct.

12.3	Bidder’s representations and warranties

Bidder represents and warrants to Target (on its own behalf and separately as trustee or nominee for each of the Target directors) that each of the following statements is true and correct in all material respects as at the date of this document and as at 5.00pm on the Business Day immediately prior to the Second Court Date:

(a)	(status) it has been incorporated or formed in accordance with the laws of its place of incorporation;

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(b)	(power) it has power to enter into this document, to comply with its obligations under it and exercise its rights under it;

(c)	(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this document do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or

(ii)	any law binding on or applicable to it or its assets;

(d)
(authorisations) it has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;

(e)	(validity of obligations) its obligations under this document are valid and binding and are enforceable against it in accordance with its terms;

(f)
(reliance) the Bidder Information provided to Target for inclusion in the Scheme Booklet will be provided in good faith and on the understanding that Target and its directors will rely on that information for the purposes of preparing the Scheme Booklet and proposing and implementing the Scheme in accordance with the Corporations Act;

(g)
(Bidder Information) the Bidder Information provided in accordance with this document for inclusion in the Scheme Booklet, as at the date of the Scheme Booklet, will not contain any material statement which is misleading or deceptive nor contain any material omission having regard to applicable disclosure requirements and will comply in all material respects with the requirements of the Corporations Act, the applicable Listing Rules, the Securities Act, the Exchange Act and all relevant regulatory guides and other guidelines and requirements of ASIC;

(h)
(provision of information to Independent Expert) all information provided by or on behalf of Bidder to the Independent Expert to enable the Independent Expert’s Report to be prepared and completed will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purpose of preparing the Independent Expert’s Report;

(i)	(securities) Bidder’s authorized securities as of February 23, 2024 were:

(i)	58,000,000 shares of Bidder Shares, of which:

(A)	28,039,525 Bidder Shares were issued and outstanding;

(B)	4,196,451 Bidder Shares were reserved for issuance under Bidder’s equity incentive plans;

(C)
8,432,404 Bidder Shares were reserved for issuance in connection with conversions of Bidder’s 1.500% Convertible Senior Notes due 2027 and 2.875% Convertible Senior Notes due 2026, to the extent that holders elect to convert the notes and Bidder elects to satisfy conversions of the notes through physical settlement;

(D)	503,975 Bidder Shares were reserved for issuance upon the exercise of warrants issued to PAR Act III, LLC; and

(ii)	1,000,000 shares of preferred stock, par value $0.02 per share, none of which were issued and outstanding,

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and Bidder has not issued any securities since February 23, 2024 other than pursuant to Bidder’s equity incentive plans or as disclosed in the Bidder Disclosure Letter, and, as of the date of this document, other than as set forth above, as Disclosed or for equity incentives in the ordinary course, it has not issued or agreed to issue any other securities or instruments which are still outstanding, and which may convert into Bidder Shares;

(j)
(New Bidder Shares) the New Bidder Shares will be duly authorised and validly issued, fully paid and non-assessable, free of all Encumbrances and third party rights and the New Bidder Shares will rank equally with all other Bidder Shares then on issue;

(k)
(no dealing with Target Shareholders) neither it nor any of its associates has any agreement, arrangement or understanding with any Target Shareholder under which that Target Shareholder (or an associate of that Target Shareholder) would be entitled to receive consideration for their Target Shares different from the Scheme Consideration or under which the Target Shareholder agrees to vote in favour of the Scheme or against any Competing Transaction;

(l)
(reasonable basis) it has a reasonable basis to expect that it will, by the Implementation Date, have available to it sufficient cash amounts to satisfy Bidder’s obligations to pay the Scheme Consideration in accordance with its obligations under this document, the Scheme and the Deed Poll;

(m)	(SEC) since 1 January 2023:

(i)
Bidder has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Bidder since 1 January 2023 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Bidder Reporting Documents”);

(ii)	as of its date, each Bidder Reporting Document filed with or furnished to the SEC complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable;

(iii)
none of the Bidder Reporting Documents as of the date of their respective filings (or, if amended or superseded by a filing, on the date of such amended or superseding filing) contained an untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(n)
(conduct of business) since 1 January 2023, except as set forth in the Bidder Reporting Documents, (x) Bidder has conducted its business and operations in the ordinary course of business in all material respects; and (y)no action has been taken by Bidder that would give rise to a Bidder Prescribed Event had such action been taken between the date of this document and the Implementation Date;

(o)
(regulatory approvals) so far as Bidder is aware, no regulatory approval is required to be obtained by Bidder in order for it to execute, deliver and perform this document, other than those approvals set out in clause 3.1; and

(p)	(Insolvency event) the Bidder is not Insolvent.

12.4	Bidder’s indemnity

Bidder indemnifies the Target Indemnified Parties against all Losses incurred directly or indirectly as a result of any of the representations and warranties in clause 12.3 not being true and correct.
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13	Termination

13.1	Termination events

This document may be terminated:

(a)
(End Date) by either party, if the Scheme has not become Effective on or before the End Date, unless the failure of the Scheme to become Effective on or before the End Date is due to the failure of the party seeking to terminate this document to perform or observe its obligations, covenants and agreements under this document;

(b)	(lack of support) by Bidder at any time prior to 8.00am on the Second Court Date if the Target Board or the Chief Executive Officer / Managing Director of Target:

(i)	fails to recommend the Scheme in the manner described in clauses 5.2(b) and 6.1; or

(ii)	withdraws or changes its recommendation to the Scheme Participants that they vote in favour of the resolution to approve the Scheme (including making any public statement to such effect);

(c)
(material breach) by either Bidder or Target at any time prior to 8.00am on the Second Court Date, if the other is in material breach of a term of this document (including any representation and warranty not being true and correct), taken in the context of the Scheme as a whole, provided that Bidder or Target (as the case may be) has, if practicable, given notice to the other setting out the relevant circumstances and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at 8.00am on the Second Court Date) after the time such notice is given;

(d)
(Superior Proposal) by Target at any time prior to 8:00am on the Second Court Date if the Target Board determines, in accordance with clause 9.5 and after completion of the processes in, and having complied with its obligations under, clauses 9.7, 9.8 and 9.9, that a Competing Transaction (that was not directly or indirectly brought about, or facilitated by, any breach of clause 9.2) is a Superior Proposal;

(e)	(consultation or appeal failure) in accordance with and pursuant to:

(i)	clause 3.8(c);

(ii)	clause 3.8(d); or

(iii)	clause 5.8; or

(f)	(agreement) if agreed to in writing by Bidder and Target.

13.2	Termination

Where a party has a right to terminate this document, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this document.

13.3	Effect of Termination

If this document is terminated by either party, or if this document otherwise terminates in accordance with its terms, then in either case all further obligations of the parties under this document, other than the obligations set out in this clause and in clauses 5.8 10, 11 and 14 to 19 (inclusive) will immediately cease to be of further force and effect without further liability of any party to the other, provided that nothing in this clause releases any party from liability for any fraud or pre-termination breach of this document.

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13.4	Damages

(a)
In addition to the right of termination under clause 13.1, where there is no appropriate remedy for the breach in this document (other than termination), the non-defaulting party is entitled to damages for Losses suffered by it and expenses incurred by it as a result of the breach of the terms of this document.

(b)
Nothing in this clause 13 affects the Bidder’s right to specific performance, injunctive relief or any other remedies which would otherwise be available in equity or law as a remedy for a breach or threatened breach of this document by any party.

14	Public announcements

14.1	Public announcement of Scheme

Immediately after signing this document, Target and Bidder will issue separate public announcements of the proposed Scheme in the form agreed in writing between the parties at the time of signing this document.

14.2	Required disclosure

Where a party is required by any applicable law or any applicable Listing Rule to make any announcement or make any disclosure in connection with the Scheme, it must use all reasonable endeavours, to the extent possible, to consult with the other party prior to making the relevant disclosure.

14.3	Other announcements

(a)
Subject to clauses 14.1 and 14.2, no party may make any public announcement or disclosure in connection with the Scheme (including disclosure to a Regulatory Authority) other than in a form approved by each party (acting reasonably).  Each party will use all reasonable endeavours to provide such approval as soon as practicable.

(b)
The parties agree that, for the purposes of clause 14.3(a), if a party approves the form of an Announcement, that approval will also extend to any other public announcement or disclosure made in connection with the Scheme that is consistent in tone and substance with all or part of that announcement.

15	Confidential Information

15.1	Confidentiality Agreement

Each party acknowledges and agrees that it continues to be bound by the Confidentiality Agreement in respect of all information received by it from the other party on, before or after the date of this document.

15.2	Survival of obligations

This rights and obligations of the parties to the Confidentiality Agreement survive termination (for whatever reason) of this document.

15.3	US Securities Law acknowledgement

The Target acknowledges it is aware the United States securities laws prohibit any person who is in possession of material, non-public information concerning the Bidder from purchasing or selling securities of Bidder or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
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16	Notices and other communications

16.1	Form

Unless this document expressly states otherwise, all notices, demands, certificates, consents, approvals, waivers and other communications in connection with this document must be in writing and signed by the sender (if an individual) or an Authorised Officer of the sender.

All communications (other than email communications) must also be marked for the attention of the person referred to in the Details (or, if the recipient has notified otherwise, then marked for attention in the way last notified).

Email communications must state the first and last name of the sender and are taken to be signed by the named sender.

16.2	Delivery

Communications must be:

(a)	left at the address referred to in the Details;

(b)	sent by regular ordinary post (airmail if appropriate) to the address referred to in the Details; or

(c)	sent by email to the address referred to in the Details.

If the intended recipient has notified changed contact details, then communications must be sent to the changed contact details.

16.3	When effective

Communications take effect from the time they are received or taken to be received under clause 16.4 (“When taken to be received”) (whichever happens first) unless a later time is specified in the communication.

16.4	When taken to be received

Communications are taken to be received:

(a)	if sent by post, 6 Business Days after posting (or 10 days after posting if sent from one country to another);

(b)	if sent by email:

(i)	when the sender receives an automated message confirming delivery; or

(ii)
2 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed (which excludes any response generated by or at the instigation of the recipient such as an 'out of office' message), whichever happens first.

16.5	Receipt outside business hours

Despite anything else in this clause 16, if communications are received or taken to be received under clause 16.4 (“When taken to be received”) after 5.00pm on a Business Day or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day.  For the purposes of this clause, the place in the definition of Business Day is taken to be the place specified in the Details as the address of the recipient and the time of receipt is the time in that place.

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17	GST

17.1	Definitions and interpretation

For the purposes of this clause:

(a)	a term which has a defined meaning in the GST Act has the same meaning when used in this clause, unless the contrary intention appears; and

(b)	each periodic or progressive component of a supply to which section 156-5(1) of the GST Act applies will be treated as if it were a separate supply.

17.2	GST exclusive

Unless this document expressly states otherwise, all consideration to be provided under this document is exclusive of GST.

17.3	Payment of GST

(a)
If GST is payable, or notionally payable, on a supply in connection with this document, the party providing the consideration for the supply agrees to pay to the supplier an additional amount equal to the amount of GST payable on that supply (“GST Amount”).

(b)
Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time as the GST-exclusive consideration for the supply, or the first part of the GST-exclusive consideration for the supply (as the case may be), is payable or is to be provided.

(c)	This clause does not apply to the extent that the consideration for the supply is expressly stated to include GST or the supply is subject to a reverse-charge.

17.4	Adjustment events

If an adjustment event arises for a supply made in connection with this document, the GST Amount must be recalculated to reflect that adjustment.  The supplier or the recipient (as the case may be) agrees to make any payments necessary to reflect the adjustment and the supplier agrees to issue an adjustment note.

17.5	Reimbursements

Any payment, indemnity, reimbursement or similar obligation that is required to be made in connection with this document which is calculated by reference to an amount paid by another party must be reduced by the amount of any input tax credits which the other party (or the representative member of any GST group of which the other party is a member) is entitled.  If the reduced payment is consideration for a taxable supply, clause 17.3 will apply to the reduced payment.

18	Costs

18.1	Costs

The parties agree to pay their own Costs in connection with the preparation, negotiation, execution and completion of this document, except for amounts covered by clause 18.2 (“Stamp duty and registration fees”).

18.2	Stamp duty and registration fees

Bidder:

(a)
agrees to pay or reimburse all stamp duty, registration fees and similar taxes payable or assessed as being payable in connection with the Scheme, this document or any other transaction entered into in accordance with this document (including any surcharge, fees, fines, penalties and interest in connection with any of those amounts); and

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(b)	indemnifies Target against, and agrees to reimburse and compensate it for, any liability in respect of stamp duty under clause 18.2(a).

Bidder agrees to pay amounts due to Target under this clause within 3 Business Days of demand from Bidder.

18.3	Withholding tax

(a)
If Bidder or any Bidder Nominee is required by Subdivision 14-D of Schedule 1 of the Taxation Administration Act 1953 (Cth) (Subdivision 14-D) to pay amounts to the Commissioner of Taxation in respect of the acquisition of Target Shares from certain Target Shareholders, Bidder or Bidder Nominee is permitted to deduct the relevant amounts from the payment of the Scheme Consideration to those Target Shareholders, and remit such amounts to the Commissioner of Taxation. The aggregate sum payable to Target Shareholders shall not be increased to reflect the deduction and the net aggregate sum payable to those Target Shareholders shall be taken to be in full and final satisfaction of the amounts owing to those Target Shareholders.

(b)
Bidder, on its own behalf and on behalf of any Bidder Nominee, acknowledges and agrees, that it shall not pay any amounts to the Commissioner of Taxation under clause 18.3(a) with respect to a Target Shareholder where it receives an entity declaration from the Target Shareholder (or Target on behalf of any Target Shareholder) prior to the Implementation Date, where:

(i)	the entity declaration is made in accordance with the requirements in section 14-225 of Subdivision 14-D and covers the Implementation Date (Entity Declaration); and

(ii)	the Bidder and any Bidder Nominee does not know that the Entity Declaration is false.

(c)
If the Bidder and any Bidder Nominee form the view that it has knowledge that an Entity Declaration it has received is false, and the Bidder and any Bidder Nominee received the Entity Declaration more than 30 days before the Implementation Date, the Bidder, on its own behalf and on behalf of the any Bidder Nominee, agrees that it shall not pay any amounts to the Commissioner of Taxation in respect of that Target Shareholder until it has:

(i)	provided information upon which it relied to form that view to the Target Shareholder who has provided that Entity Declaration no less than 20 days before the Implementation Date;

(ii)	provided the Target Shareholder by notice in writing the opportunity to review the information provided to it and respond with their views no less than 10 days before the Implementation Date; and

(iii)	reviewed any response from the Target Shareholder and, after having reconsidered its view, still be of the view that it has knowledge that the Entity Declaration it has received is false.

(d)
Target agrees that Bidder and any Bidder Nominee may approach the Australian Taxation Office to obtain clarification as to the application of Subdivision 14-D to the Scheme and will provide all information and assistance that Bidder and Bidder Nominee reasonably require in making any such approach. Bidder agrees and will procure any Bidder Nominee:

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(i)
to provide Target a reasonable opportunity to review the form and content of all materials to be provided to the Australian Taxation Office, and must incorporate Target’s reasonable comments on those materials, and more generally to take into account Target’s comments in relation to the Bidder’s and Bidder Nominee's engagement with the Australian Taxation Office, and provide Target a reasonable opportunity to participate in any discussions and correspondence between Bidder or Bidder Nominee and the Australian Taxation Office in connection with the application of Subdivision 14-D to the Scheme; and

(ii)	not to contact any Target Shareholders in connection with the application of Subdivision 14-D to the Scheme without Target’s prior written consent.

(e)
The parties agree to consult in good faith as to the application of Subdivision 14-D, including taking into account any clarification provided by the Australian Taxation Office following any process described in clause 18.3(b). The parties agree to take all actions that they agree (each acting reasonably) are necessary or desirable following that consultation which may include, without limitation, making amendments to this deed, the Scheme and the Deed Poll to ensure that relevant representations are obtained from Target Shareholders.

(f)
The parties hereto agree that, absent a change in applicable law, no withholding shall be made with respect to any amounts paid pursuant to this document and/or the Scheme as a result of the application of Section 304 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that Target will confirm in writing on both the signature date of this Agreement and on the Effective Date that to Target’s knowledge no more than 49.9% of the beneficial owners of Target Shares or any other direct or indirect interests in the Target, beneficially owns any direct or indirect interests in Bidder (in each case, taking into account the constructive ownership rules of Section 318 of the Code).

19	General

19.1	Variation and waiver

A provision of this document, or right, power or remedy created under it, may not be varied or waived except in writing signed by the party to be bound.

19.2	Consents, approvals or waivers

By giving any approval, consent or waiver a party does not give any representation or warranty as to any circumstance in connection with the subject matter of the consent, approval or waiver.

19.3	Discretion in exercising rights

Unless this document expressly states otherwise, a party may exercise a right, power or remedy or give or refuse its consent, approval or a waiver in connection with this document in its absolute discretion (including by imposing conditions).

19.4	Partial exercising of rights

Unless this document expressly states otherwise, if a party does not exercise a right, power or remedy in connection with this document fully or at a given time, they may still exercise it later.

19.5	Conflict of interest

Each party may exercise their rights, powers and remedies in connection with this document even if this involves a conflict of duty or they have a personal interest in their exercise.

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19.6	Remedies cumulative

Except as expressly provided in this document, the rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given by law independently of this document.

19.7	Indemnities and reimbursement obligations

Any indemnity, reimbursement or similar obligation in this document.

(a)	is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this document, any settlement or any other thing;

(b)	is independent of any other obligations under this document; and

(c)	continues after this document, or any obligation arising under it, ends.

It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this document.

19.8	Inconsistent law

To the extent the law permits, this document prevails to the extent it is inconsistent with any law.

19.9	Supervening law

Any present or future law which operates to vary the obligations of a party in connection with this document with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

19.10	Counterparts

This document may consist of a number of copies, each signed by one or more parties to it.  If so, the signed copies are treated as making up a single document and the date on which the last counterpart is executed is the date of the document.

19.11	Entire agreement

This document constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

19.12	Further steps

Each party agrees to use commercially reasonable efforts to do anything (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed), which the other party reasonably requests and considers necessary to:

(a)	bind the party and any other person intended to be bound under this document; or

(b)	show whether the party is complying with this document.

19.13	No liability for loss

Unless this document expressly states otherwise, a party is not liable for any loss, liability or costs arising in connection with the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right, power or remedy in connection with this document.

19.14	Severability

If the whole or any part of a provision of this document is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction.  The remainder of this document has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected.  This clause has no effect if the severance alters the basic nature of this document or is contrary to public policy.

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19.15	Rules of construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this document or any part of it.

19.16	Assignment

A party may not assign or otherwise deal with its rights under this document or allow any interest in them to arise or be varied without the consent of the other party.

19.17	Enforceability

For the purpose of this document:

(a)	Target is taken to be acting as agent and trustee on behalf of and for the benefit of all Target Indemnified Parties; and

(b)	Bidder is taken to be acting as agent and trustee on behalf of and for the benefit of all Bidder Indemnified Parties,

and all of those persons are to this extent taken to be parties to this document.

19.18	Specific Performance

(a)	The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law:

(i)	for any material breach of this document; or

(ii)	in the event that any of the material provisions of this document were not performed in accordance with their specific terms.

(b)
It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent material breaches or threatened material breaches of this document and to specifically enforce the material terms and provisions of this document (this being in addition to any other remedy to which they are entitled under this document or under applicable law). The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

19.19	No representation or reliance

Each party acknowledges that:

(a)
no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this document, except for representations or inducements expressly set out in this document;

(b)
it does not enter into this document in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this document; and

(c)	clauses 19.19(a) and 19.19(b) above do not prejudice any rights a party may have in relation to information which had been filed by the other party with ASIC or ASX.

20	Governing law

20.1	Governing law and jurisdiction

The law in force in the place specified in the Details governs this document.  The parties submit to the non-exclusive jurisdiction of the courts of that place.

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20.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address for service of notices under clause 16.2 (“Delivery”).

20.3	Appointment of process agent

Without preventing any method of service allowed under any relevant law, Bidder:

(a)
irrevocably appoints Clayton Utz as its process agent to receive any document in an action in connection with this document, and agrees that any such document may be served on Bidder by being delivered to or left for Bidder at the following address:

Clayton Utz

Level 28, Riparian Plaza

71 Eagle Street

Brisbane QLD 4000 Australia,

and

(b)	agrees that failure by a process agent to notify Bidder of any document in an action in connection with this document does not invalidate the action concerned.

If for any reason Clayton Utz ceases to be able to act as process agent, Bidder agrees to appoint another person as its process agent in the place referred to in clause 20.1 ensure that the replacement process agent accepts its appointment and confirms its appointment to Target.

The Bidder agrees that service of documents on its process agent is sufficient service on it.

EXECUTED as an agreement

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Scheme Implementation Agreement

Schedule 1	Timetable (clause 5.1)

Event	Indicative date
Lodge Scheme Booklet with ASIC and ASX	Week commencing 8 April 2024
First Court Date	Week commencing 29 April 2024
Printing and despatch of Scheme Booklet	Week commencing 29 April 2024
Election Date	Week commencing 3 June 2024
Scheme Meeting held	Week commencing 3 June 2024
Second Court Date	Week commencing 24 June 2024
Lodge Court order with ASIC (Effective Date)	1 Business Day after Second Court Date
Last day of trading in Target Shares on ASX
Record Date for the Scheme	2 Business Days after Effective Date
Implementation Date	5 Business Days after Record Date for the Scheme

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Scheme Implementation Agreement

Signing pages

Bidder

PAR TECHNOLOGY CORPORATION

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Chief Financial Officer

© King & Wood Mallesons	Scheme Implementation Agreement

Target

EXECUTED by TASK GROUP HOLDINGS LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cth):
/s/ Daniel Houden	/s/ William Crichton
Signature of director	Signature of director

Daniel Houden	William Crichton
Name of director (block letters)	Name of director (block letters)
Scheme Implementation Agreement

© King & Wood Mallesons	Scheme Implementation Agreement